--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                              DYNATECH CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                              04-02258582
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)              Identification Number)

                          3 NEW ENGLAND EXECUTIVE PARK
                      BURLINGTON, MASSACHUSETTS 01803-5087
                                1 (781) 272-6100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               MARK V.B. TREMALLO
                   Corporate Vice President, General Counsel
                              Dynatech Corporation
                          3 New England Executive Park
                      Burlington, Massachusetts 01803-5087
                                1 (781) 272-6100
 (Name, address, including zip code, and telephone number, including area code, of agents for service)

                                ---------------
                                    Copy to:
                              FRANCI J. BLASSBERG
                              Debevoise & Plimpton
                                875 Third Avenue
                            New York, New York 10022
                                1 (212) 909-6000

                                ---------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Proposed       Proposed
                                   Amount      maximum        maximum
     Title of each class of        to be    offering price   aggregate       Amount of
   securities to be registered   registered    per unit    offering price registration fee
------------------------------------------------------------------------------------------
 Rights to Purchase Common
  Stock (1)....................  4,983,048        $0             $0              $0
 Common Stock..................  4,983,048      $4.00       $20,000,000        $5,280

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Pursuant to Rule 457(g), no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.

                                ---------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities, or accept any offer to buy these securities, until + +the registration statement we have filed with the Securities and Exchange + +Commission becomes effective and we deliver this prospectus to you in final + +form. We are not using this prospectus to offer to sell these securities or + +to solicit offers to buy these securities in any state or other jurisdiction +
+where their offer or sale is not permitted.                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  Subject to Completion, dated April 24, 2000

Preliminary Prospectus

                              Dynatech Corporation

                                Rights Offering

             of 4,983,048 Shares of Common Stock at $4.00 per Share

 . If you held our common stock on April 20, 2000, Dynatech has granted you rights to purchase additional shares of common stock for a subscription price of $4.00 per share. You have been granted 0.389 rights for every share of common stock you held on that date. Each whole right entitles you to purchase one share of common stock for $4.00. This is your "basic subscription privilege."

 . If you fully exercise your rights and other shareholders do not fully exercise their rights, you may elect to purchase additional shares on a pro rata basis. This is your "oversubscription privilege."

 . We will not issue fractional rights or fractional shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right. As a result, our shareholders of record that held fewer than three shares as of April 20, 2000 are not receiving rights.

 . Our common stock is traded in the over-the-counter market under the symbol
  "DYNA". On        , 2000, the last reported sale price for the common stock
  was $[    ] per share.

 . The rights expire on      , 2000, at 5 p.m., New York City time. We have the
  option of extending the expiration date.

 . The rights are non-transferable.

 . We will use all net cash proceeds from this offering for potential acquisitions and other general corporate purposes.

 . To finance the merger of one of our subsidiaries with Wavetek Wandel
  Goltermann, Inc. ("WWG"), a designer and manufacturer of communications test equipment and systems, we were required to raise substantial debt and equity financing in a short amount of time. As a result, we entered into a new credit facility with a syndicate of lenders and sold newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership for $4.00 per share. Our sale of unregistered common stock to the Clayton, Dubilier & Rice funds allowed us to raise the cash equity we needed within the time frame required to consummate the WWG merger. However, as a result of our sale of common stock to the Clayton, Dubilier & Rice funds, the percentage equity ownership interest in Dynatech of our other shareholders was diminished. Now that the WWG merger is complete, we are conducting this offering so that such shareholders may, at their option, reverse the diminution of their percentage equity ownership interest of Dynatech by purchasing shares of newly-issued shares of our common stock for the same price as was paid by the Clayton, Dubilier & Rice funds.

 . Clayton, Dubilier & Rice Fund VI Limited Partnership, which purchased [ ]% of our outstanding common stock in connection with the WWG merger, has agreed to purchase all shares of our common stock that are offered in this rights offering but not purchased by our other shareholders. If none of the rights distributed in this offering are exercised, Clayton, Dubilier & Rice Fund VI Limited Partnership's percentage equity ownership of Dynatech will increase to approximately [ ]%.

 . Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 16.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                      Subscription Discounts and Proceeds to the
                                         Price      Commissions      Company
--------------------------------------------------------------------------------
Per Share Total......................    $4.00         None           $4.00
--------------------------------------------------------------------------------
Total................................    $4.00         None        $19,932,193

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               Subscription Agent: Equiserve Trust Company, N.A.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The rights offering is not being made, nor will Dynatech accept subscriptions for common shares from any person, in any jurisdiction in which the rights offering or the acceptance thereof would not be in compliance with the securities or "Blue Sky" laws of such jurisdiction.

                   The date of this Prospectus is          .

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly, special reports and other information with the Securities and Exchange Commission. These filings are available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, and in New York, New York and Chicago, Illinois. Please call the SEC at 1(800)SEC-0330 for further information on the public reference rooms and copy charges.

   The SEC allows us to "incorporate by reference" the information we file with it. This permits us to disclose important information to you by referencing these filed documents. We incorporate by reference in this prospectus the following documents which have been filed with the SEC:

  . Our Annual Report on Form 10-K for the fiscal year ended March 31, 1999, filed with the SEC on June 14, 1999;

  . Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, filed with the SEC on August 5, 1999;

  . Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, filed with the SEC on November 4, 1999;

  . Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1999, filed with the SEC on February 14, 2000;

  . Our Current Report on Form 8-K concerning our acquisition of Applied Digital Access, Inc., filed with the SEC on November 9, 1999, and supplemented by our Current Report on Form 8-K/A, filed with the SEC on January 14, 2000;

  .  Our Current Report on Form 8-K concerning our acquisition of Wavetek
     Wandel Goltermann, Inc., filed with the SEC on         , 2000.

  . Our Information Statement on Schedule 14C concerning the proposed adoption of a Certificate of Amendment to our Certificate of Incorporation, filed with the SEC on March 20, 2000 and amended on April 18, 2000.

  . The description of our common stock found under the heading "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A, as amended (file no. 000-07438), filed with the SEC on June 29, 1998.

   We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

   We will provide promptly without charge to you, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed as follows:

                              Dynatech Corporation
                          3 New England Executive Park
                      Burlington, Massachusetts 01803-5087
                          Telephone: 1 (781) 272-6100
                         Attention: Investor Relations

   You should request any such information at least five days in advance of the date on which you expect to make your decision with respect to this offer. In
any event, you must request such information prior to        , 2000.

                               PROSPECTUS SUMMARY

   This summary highlights some of the information in this prospectus. The summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. Therefore, we urge you to read the entire prospectus carefully. We also encourage you to review the financial statements and other information provided in the reports and other documents that we file with the SEC, as described under "Where You Can Find More Information" on the inside front cover of this prospectus.

   The market share and competitive position data contained in this prospectus are approximations derived from our estimates, which we believe are reasonable but which have not been independently verified, and from industry sources. We have not independently verified market share and competitive position data provided by third parties or industry or general publications. Although such market and competitive position data are inherently imprecise, based on our understanding of the markets in which we compete, we believe that such data are generally indicative of our relative market share and competitive position.

                Questions and Answers About the Rights Offering

What is a right?

  Rights give our shareholders the privilege to purchase additional shares of
  our common stock for $4.00 per share. On         , 2000, the last reported
  sales price for our common stock on the over-the-counter market was $ per share.

  We have granted our shareholders as of 5:00 p.m. on April 20, 2000, 0.389 rights for every share of common stock owned at that time. Each whole right entitles you to purchase one share of common stock for $4.00. For example, if you owned 100 shares on the record date, you have the right to purchase 38 shares of common for $4.00 per share.

Will I receive fractional rights or shares?

  We are not issuing fractional rights or shares. If the number of shares of common stock you held on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right. As a result, our shareholders of record that held fewer than three shares of common stock as of April 20, 2000 are not receiving rights.

Why is Dynatech offering the rights?

  To finance the merger of one of our subsidiaries with Wavetek Wandel Goltermann, Inc. ("WWG"), a designer and manufacturer of communications test equipment and systems, we were required to raise substantial debt and equity financing in a short amount of time. As a result, we entered into a new credit facility with a syndicate of lenders. Our new credit facility provides for borrowings of up to $860 million, as opposed to the $370 million provided for by our previous credit facility. In addition, in order to obtain such debt financing, concurrently with the merger we sold 12.5 million and 30.625 million newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively, for $4.00 per share. Our sale of unregistered common stock to the Clayton, Dubilier & Rice funds allowed us to raise the cash equity we needed within the time frame required to consummate the WWG merger and to obtain our new credit facility. However, as a result of our sale of common stock to the Clayton, Dubilier & Rice funds, the percentage equity ownership interest in Dynatech of our other shareholders was diminished. Now that the WWG merger is complete, we are conducting this offering so that such shareholders may, at their option, reverse the diminution of their percentage equity ownership interest of Dynatech by purchasing newly-issued shares of our common stock at the same price per share that was paid by the Clayton, Dubilier & Rice funds.

  We will use the net proceeds of this offering for potential acquisitions and other general corporate purposes.

What is the basic subscription privilege?

  By exercising the rights, you may purchase one newly-issued share of common stock for every whole right held by you, at the subscription price of $4.00 per share. This is your "basic subscription privilege."

What is the oversubscription privilege?

  If you fully exercise your basic subscription privilege, the oversubscription privilege entitles you to subscribe to additional shares of our common stock at the same subscription price of $4.00 per share that applies to your basic subscription privilege.

What are the limitations on the oversubscription privilege?

  We will be able to satisfy your exercise of the oversubscription privilege only if our other shareholders receiving rights do not elect to purchase all of the shares offered under their basic subscription privilege. We will honor oversubscription requests in full to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege. If oversubscription requests exceed shares available, we will allocate the available shares pro rata among our shareholders that oversubscribed.

What is the role of the standby purchaser in this offering?

  As standby purchaser, Clayton, Dubilier & Rice Fund VI Limited Partnership will purchase all of the shares of our common stock offered in this offering but not purchased by our other shareholders under their basic subscription and oversubscription privileges.

Has the Board of Directors made a recommendation regarding this offering?

  Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

How soon must shareholders act?

  The rights expire on       , 2000, at 5:00 p.m., New York City time. The
  subscription agent must actually receive all required documents and payments before that date and time. Although we have the option of extending the expiration date, we currently do not intend to do so.

May I transfer my rights?

  No. The rights may be exercised only by the person to whom they are granted.

Am I required to subscribe in the rights offering?

  No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

What will happen if I do not exercise my rights?

  If you do not exercise any rights, the number of shares you own will not change, but your percentage ownership of Dynatech will decline following the rights offering.

May I change or cancel my exercise of rights after I send in the required forms?

  No. All exercises of rights are irrevocable.

Will my money be returned if the rights offering is cancelled?

  We may cancel or terminate the rights offering at any time prior to the expiration date. If we terminate or cancel this offering, we will return your subscription price, but without any payment of interest.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer or other nominee?

  If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you.

  If you wish to participate in the rights offering and purchase shares, please promptly contact the record holder of your shares. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Beneficial Owner Election Form." You should receive this form from your record holder with the other rights offering materials.

What fees or charges apply if I purchase shares?

  We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my rights? What forms and payment are required to purchase shares?

  As a record holder of our common stock on April 20, 2000, you are receiving this prospectus, a subscription warrant evidencing your subscription rights and instructions on how to purchase shares. If you wish to participate in this rights offering, then before your rights expire, you must:

    . deliver the subscription price by wire transfer of immediately available funds, certified or cashier's check drawn on a U.S. bank, or personal check that clears before expiration of the rights; and

    . deliver a properly completed subscription warrant. The instructions also describe an alternate procedure called "Notice of Guaranteed Delivery," which allows an extra three days to deliver the subscription warrant if full payment is received before the expiration date and a securities broker or qualified financial institution signs the "Notice of Guaranteed Delivery" form to guaranty that your properly completed subscription warrant will be timely delivered.

To whom should I send forms and payment?

  You should send your subscription documents and payment by mail or courier service to:

   By Hand:                           By First Class Mail:          By Overnight Courier:
   Securities Transfer &              Equiserve Trust Company, N.A. Equiserve Trust Company, N.A.
   Reporting Services, Inc.           Attn: Corporate Actions       Attn: Corporate Actions
   c/o Equiserve Trust Company, N.A.  PO Box 9573                   40 Campanelli Drive
   100 William Street, Galleria       Boston, MA 02205-9573         Braintree, MA 02184
   New York, NY 10038

  For instructions on how your subscription payment should be sent to Equiserve Trust Company, N.A., see "The Rights Offering--Required Forms of Payment of Subscription Price" on page 27.

  Securities brokers and other qualified financial institutions can use an alternate procedure called "Notice of Guaranteed Delivery." See "The Rights Offering--Special Procedure under "Notice of Guaranteed Delivery' Form" on page 28.

What should I do if I have other questions?

  If you have questions, need additional copies of offering documents or otherwise need assistance, please contact the information agent for the offering:

    Mackenzie Partners Inc.
    156 Fifth Avenue
    New York, NY 10010
    Telephone: 1 (800) 322-2885 (toll-free)

  To ask other questions or to receive copies of our recent SEC filings, you can also contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information" on the inside front cover of this prospectus.

                                  Our Company

   We were founded in 1959 by two Massachusetts Institute of Technology professors. We became a publicly held company in 1968 as a result of a merger with a publicly held laboratory equipment manufacturer. On May 21, 1998, we merged with an entity formed by Clayton, Dubilier & Rice Fund V Limited Partnership. As a result of this merger, Clayton, Dubilier & Rice Fund V Limited Partnership became our controlling shareholder, and only approximately 7% of our outstanding common stock remained in the hands of our public shareholders.

   On          , 2000, we merged with Wavetek Wandel Goltermann, Inc. ("WWG"), a designer and manufacturer of communications test equipment and systems, and combined WWG with our TTC (formerly Telecommunications Techniques Co., LLC) ("TTC") subsidiary. Our management believes that the combined TTC-WWG division is the world's second largest (by sales) provider of communications test equipment and systems and related services. For more information regarding our merger with WWG, see "Recent Transactions" below.

   Our company develops, manufactures and markets communications equipment in three categories:

  . Communications test. This category accounted for 51% of our sales (or approximately $241.4 million) for the nine months ended December 31, 1999. Adjusted for the WWG merger and other acquisitions and divestitures, sales of our communications test products represented 71% of our total sales (or approximately $632 million) for the nine months ended December 31, 1999, on a pro forma basis;

  . Industrial computing and communications. This category accounted for 34% of our sales (or approximately $160.3 million) for the nine months ended December 31, 1999. Adjusted for the WWG merger and other acquisitions and divestitures, sales of our industrial computing and communications products represented 21% of our total sales (or approximately $185 million) for the nine months ended December 31, 1999 on a pro forma basis; and

  . Visual communications. This category accounted for 15% of our sales (or approximately $75.4 million) for the nine months ended December 31, 1999. Adjusted for the WWG merger and other acquisitions and divestitures, sales of our visual communications products represented 8% of our total sales (or approximately $73 million) for the nine months ended December 31, 1999, on a pro forma basis.

 Communications Test

   Our communications test equipment business manufactures and markets a broad range of communications test solutions used in the planning, deploying, provisioning, manufacturing, managing and maintaining of communications equipment and networks. These solutions are designed to increase the productivity of our customers and allow them to deliver higher quality services to their customers. Our products range from portable instruments to systems and software that address the need for automated remote testing and service assurance. These products are used to test existing and emerging copper and fiber-optic based technologies used to carry voice and data signals such as Digital Subscriber Line, Asynchronous Transfer Mode, Synchronous Optical Network, Synchronous Digital Hierarchy, and Dense Wave Division Multiplexing. We also make products for testing cable television and wireless networks.

   We estimate the worldwide communications test market to be $6.7 billion, of which $3.6 billion is for communications test instruments and the remaining $3.1 billion is for communications systems and software. It is a highly fragmented market with more than 80 competitors having annual sales greater than $1 million. Within many segments of this market, we believe we are the number one or number two provider, with shares in some segments of 30 to 40 percent.

   Among the factors we believe are driving growth in the communications test market are deregulation in the telecommunications industry, global deployment of communications products and services, new high-speed technologies and a shift toward automated network testing and monitoring. Growth of data traffic, in part due to increasing numbers of Internet users, is changing how communications networks are managed and maintained. In order to meet the demand for Internet, wireless and CATV services, companies and governments in North America and Europe, as well as in developing countries, are making significant investments to build the necessary network infrastructure. The growth of Internet and wireless communications is also fueling the development of new high-speed communications services, and with it the need for error-free transmission. We believe this increasing need for error-free transmission has enhanced demand for communications test equipment.

   In this market environment, our management believes that our merger with WWG will enhance our competitive position by providing us with the following benefits:

  . The number two position in the $6.7 billion worldwide communications test market, with a market share more than three times that of our nearest competitor;

  .  Broader product offerings to cover existing and emerging technologies;

  . A global sales and distribution network, with a presence in over 80 countries spanning North America, Europe, Asia and Latin America;

  . The aggregate research and development funding and engineering talent to stay on pace with rapidly changing technologies; and

  . The opportunity to cross-sell of products in complementary channels and other efficiencies in sales and marketing.

   A key factor in the success of our communications test business is our long-standing and close relationships with our customers. These relationships are facilitated by our highly-trained, experienced sales force. We sell our communications test equipment to three types of customers:

  . Communications service providers, which include regional Bell operating companies, long-distance companies, competitive access providers, global service providers, cable network operators, wireless communications providers and public telephone and telegraph companies outside the United States;

  .  Service users, such as large corporate and government network operators;
     and

  .  Manufacturers of communications equipment and systems.

 Industrial Computing and Communications

   This business consists of two subsidiaries addressing different areas of the ruggedized computer market. Our ICS-Advent subsidiary ("ICS") designs, configures and sells a broad range of industrial computers, input/output devices, communications and accessory products to the industrial, commercial, scientific, and Internet telephony computing market. ICS is deploying a marketing strategy that uses direct sales, channel partners and Internet and direct marketing to address different volume and technical requirements in its market. Our Itronix Corporation ("Itronix") subsidiary sells rugged, portable communications and computing devices used by the field-service employees of telephone companies, utilities, insurance companies and other organizations with large field-service workforces.

 Visual Communications

   Our visual communications business consists principally of two market-leading, niche-focused subsidiaries. Our AIRSHOW, Inc. subsidiary ("AIRSHOW") is the world leader in passenger cabin video information display systems and information services for the general and commercial aviation markets. Our da Vinci Systems, Inc. subsidiary ("da Vinci") is the world leader in digital color enhancement systems used in the production of television commercials and programming.

Business Strategy

   We intend to pursue the following strategies:

  . Leverage Leading Market Positions. We believe that our leading market positions provide us with several competitive advantages in comparison to smaller market participants, particularly in our communications test equipment and services business, and position us to expand our businesses by:

    . Spreading product development costs over a larger sales and unit base;

    . Leveraging our sales and marketing resources and customer relationships to sell new and enhanced products through established channels; and

    . Taking advantage of our high installed base of instruments to generate incremental sales for product enhancements, upgrades, replacements and service.

  . Address New Market Segments. We intend to continue to develop products that address new market segments in each of our businesses and thereby expand the size of our total served market. With product line extensions and additions, we can expand the size of our served market while leveraging our extensive sales and distribution network.

  . Utilize Strategic Acquisitions. We intend to continue to pursue strategic acquisitions that complement our existing businesses and further expand our product lines and technological capabilities. The communications test equipment market is highly fragmented, which management believes may provide significant opportunities for future strategic acquisitions. In the past two years, we have successfully acquired and integrated several smaller companies. See "Strategic Acquisitions" below.

  . Increase International Penetration. The merger with WWG significantly expanded our presence outside of North America and we see continued opportunities to increase our worldwide sales of our communications test products. We believe that our strong global organization with the ability to deliver local service and support is key to increasing our international penetration. In addition, we believe there are significant opportunities for our other businesses to expand internationally.

                              Recent Transactions

Merger with WWG and Sale of Common Stock to Clayton Dubilier & Rice Fund V Limited Partnership and Clayton Dubilier & Rice Fund VI Limited Partnership

   On         , 2000, we merged with WWG, a leading designer and manufacturer of a comprehensive range of communications test equipment and systems. We acquired WWG to grow our communications test equipment and services business, which, prior to the merger, was conducted solely by our TTC subsidiary. Management believes that our combined TTC-WWG business will be the world's second largest (by sales) provider of communications test equipment and systems and related services.

   To finance the WWG merger, we were required to raise substantial debt and equity financing in a short amount of time. As a result, we entered into a new credit facility with a syndicate of lenders. Our new credit facility provides for borrowings of up to $860 million, as opposed to the $370 million provided for by our previous credit facility. In addition, in order to obtain such debt financing, concurrently with the merger we sold 12.5 million and 30.625 million newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively, for $4.00 per share. Our sale of unregistered common stock to the Clayton, Dubilier & Rice funds allowed us to raise the shareholder equity we needed within the time frame required to consummate the WWG merger and to facilitate the establishment of our new credit facility.

   In connection with the WWG merger and the concurrent establishment of our new credit facility, we incurred approximately $50 million of transaction related fees and expenses, including $6 million payable to Clayton, Dubilier & Rice, Inc., an investment firm that directs the management of Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, our controlling shareholders.

Strategic Acquisitions

   WPI Husky Computer, Inc., WPI Husky Computers Limited, WPI Oyster Termiflex Limited. On February 24, 2000, we acquired, through one of our subsidiaries, certain assets and liabilities of subsidiaries of WPI, Inc. (the "WPI Businesses"). The total purchase price for the WPI Businesses was approximately $35 million. Based in the United Kingdom, the WPI Businesses manufacture rugged mobile computer products similar to those sold by our Itronix subsidiary. The products are used by field-service personnel in a variety of applications, including meter reading, stock control, shipping and transport logistics and systems/equipment maintenance. The WPI Businesses have extensive distribution networks in Europe, Africa and Asia, and our management expects them to add to the geographic sales reach of our Itronix subsidiary, which currently sells primarily in the United States.

   ICS Advent UK. On January 4, 2000, we purchased the remaining outstanding stock of ICS Advent (Europe) Ltd. ("ICSUK"). We previously owned 25% of ICSUK. ICSUK is primarily a distributor of mission-critical computer systems to the defense, factory-automation, data and telecommunications markets within Europe, as well as a distributor of rack-mounted computers supplied by our ICS Advent subsidiary.

   Applied Digital Access, Inc. On November 1, 1999, we acquired, through one of our subsidiaries, all of the outstanding capital stock of Applied Digital Access, Inc. ("ADA") for approximately $81 million. ADA, which is headquartered in San Diego, California, is a provider of network performance management products that include systems, software and services used to manage the quality, performance, availability and reliability of telecommunications service providers' networks.

   Sierra Design Labs. On September 10, 1999, through one of our subsidiaries we purchased Sierra Design Labs ("Sierra") for approximately $6 million. Sierra designs, manufactures and markets uncompressed, real-time videodisk recorders and is included in our visual communications business.

                  State and Date of Incorporation and Address

   Prior to 1999, we were incorporated in Massachusetts. Since 1999 we have been incorporated in Delaware. Our principal executive offices are at 3 New England Executive Park, Burlington, Massachusetts 01803-5087. Our telephone number is 1 (781) 272-6100.

                  Summary of the Terms of the Rights Offering

   Further details concerning this part of the summary are set forth under "The Rights Offering" beginning on page 24. Only holders of record of common stock at the close of business on the record date stated below may exercise rights.

Securities Offered.......  We are offering 4,983,043 shares of common stock to be issued upon exercise of the rights.

Subscription Ratio;
Basic Subscription         0.389 rights for every share of common stock owned
Privilege................  as of the record date. Each whole right entitles you to purchase one share of common stock for the subscription price.

                           We are not issuing any fractional rights or fractional shares. If the number of shares of common stock you held of record on the record date would result in your receipt of fractional rights, the number of rights issued to you is being rounded down to the nearest whole right. So, for example, if you were the record holder of fewer than three shares of common stock on the record date, you are not receiving rights. If, however, you were the record holder of 100 shares of common stock on the record date, you are receiving rights to subscribe to 38 shares instead of 38.9 shares.

                           You may not purchase fractional shares. You may, however, subscribe for any whole number of shares by exercising less than all of your rights.

Subscription Price.......  $4.00 per share, payable in cash. All payments must be cleared on or before the expiration date.

Oversubscription           If you fully exercise your basic subscription
Privilege................  privilege, you may also purchase additional shares of common stock that are not purchased by other shareholders. The same subscription price of $4.00 per share applies to this purchase. If there are not enough shares available to fill all subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege.

Record Date..............  April 20, 2000 at 5:00 p.m. (New York City time).
                           Only our shareholders of record as of the record date will receive rights to subscribe for new shares of common stock.

Expiration Date..........  The rights expire on      , 2000 at 5:00 p.m. (New
                           York City time). Rights not exercised by the expiration date will be null and void. We have the option of extending the expiration date for any reason.

Use of Proceeds..........  We will use the net proceeds of this offering for potential acquisitions and other general corporate purposes.

No Transferability of      The rights may be exercised only by the persons to
Rights...................  whom they are granted.

No Board
Recommendation...........  Our Board of Directors does not make any recommendation to shareholders regarding the exercise of rights in this offering.

                           Shareholders who do exercise rights risk investment loss on new money invested. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after the rights offering. For more information regarding some of the risks inherent in this rights offering, please see "Risk Factors" beginning on page 16.

Commitment of Clayton,
Dubilier & Rice Fund V
Limited Partnership to
Refrain from Purchasing
Shares in this
Offering.................
                           To finance our merger with WWG, we were required to raise substantial debt and equity financing in a short amount of time. As a result, we entered into a new credit facility with a syndicate of lenders. Our new credit facility provides for borrowing of up to $860 million, as opposed to the $370 million provided for by our previous credit facility. In addition, in order to obtain such debt financing, concurrently with the WWG merger, we sold 12.5 million and 30.625 million newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively, for $4.00 per share. Our sale of unregistered common stock to the Clayton, Dubilier & Rice funds allowed us to raise the shareholder equity we needed within the time frame required to consummate the WWG merger and to obtain our new credit facility. However, as a result of our sale of common stock to the Clayton, Dubilier & Rice funds, the percentage equity ownership interest in Dynatech of our other shareholders was diminished. Now that the WWG merger is complete, we are conducting this offering so that such shareholders may, at their option, reverse the diminution of their percentage equity ownership interest of Dynatech by purchasing newly-issued shares of our common stock at the same price per share that was paid by the Clayton, Dubilier & Rice funds. Accordingly, Clayton, Dubilier & Rice Fund V Limited Partnership has agreed to refrain from exercising any rights to purchase common stock received by it in this offering, and Clayton, Dubilier & Rice Fund VI Limited Partnership, which was not one of our shareholders prior to the WWG merger, will not receive rights to purchase common stock in this rights offering.

Standby Purchaser........  Clayton, Dubilier & Rice Fund VI Limited
                           Partnership, which purchased [       ]% of our
                           outstanding common stock in connection with the WWG merger, has agreed to purchase all of the shares of our common stock that are offered in this rights offering but not purchased by our other shareholders. If no other shareholders exercise their rights under this offering, Clayton, Dubilier & Rice Fund VI Limited

                           Partnership's percentage equity ownership of
                           Dynatech will increase to approximately [      ] %.

No Revocation............
                           If you exercise any rights, you are not allowed to revoke or change your exercise or request a refund of monies paid.

Certain Federal Income
Tax Consequences.........  For United States federal income tax purposes, we believe that a shareholder will not recognize taxable income upon the receipt or exercise of rights. See "Certain Federal Income Tax Consequences" beginning on page 44. Each shareholder should consult the holder's own tax adviser concerning the tax consequences of this offering under the holder's own tax situation. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.

Extension, Withdrawal
and Amendment............  We have the option of extending this rights offering and the subscription period, although we presently do not intend to do so. We also reserve the right to withdraw, terminate or amend this rights offering at any time for any reason. If this offering is withdrawn or terminated, or any submitted subscriptions no longer comply with the amended terms of the offering, we will return all funds received from such subscriptions (without interest).

Procedure for Exercising   To exercise rights, you must complete the
Rights...................  subscription warrant and deliver it to the subscription agent, Equiserve Trust Company, N.A., with full payment for all the rights you elect to exercise. Equiserve Trust Company, N.A. must receive the proper forms and payments on or before the expiration date.

                           You may deliver your subscription documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative "Notice of Guaranteed Delivery" procedure if you are unable to deliver the subscription warrant before the expiration date, subject to the requirements of this procedure described under "The Rights Offering--Special Procedure under "Notice of Guaranteed Delivery' Form" on page 28.

Shares of Common Stock
Outstanding Before the
Rights Offering..........
                                 .

Shares of Common Stock
Outstanding Upon
Completion of Rights
Offering.................        .

                                  Risk Factors

   Exercising your rights and purchasing our common stock involves a high degree of risk. You should carefully read and consider the information set forth under "Risk Factors" beginning on page 16 and the other information contained in this prospectus.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

   The summary historical financial data set forth below for the nine months ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1999 are derived from the unaudited consolidated financial statements and notes incorporated by reference herein and, in the opinion of our management, include all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair presentation. The summary historical financial data set forth below for each of the years in the three-year period ended March 31, 1999 are derived from the consolidated financial statements and notes incorporated by reference herein, which have been audited by PricewaterhouseCoopers LLP, independent accountants.

   The pro forma data set forth in this summary give effect to the following:

  . Our merger with WWG (giving effect to the divestitures, which took place in January and February 2000, of certain of WWG's operating divisions);

  . Our sale, in connection with the WWG merger, of 43,125,000 newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership and the concurrent establishment of our new credit facility;

  .  This rights offering; and

  . Our acquisitions of Pacific Systems Corporation, Sierra Design Labs, Applied Digital Access, Inc. and certain assets and liabilities of WPI, Inc., and our divestitures of ComCoTec, Inc., Parallax, Inc. and DataViews Corporation.

   The unaudited pro forma balance sheet data set forth in this summary were prepared assuming that the above-listed transactions took place on December 31, 1999. The unaudited pro forma financial data for the nine months ended December 31, 1999 and the fiscal year ended March 31, 1999 set forth in this summary were prepared assuming that the above-listed transactions occurred as of the first day of each of the periods presented. The pro forma adjustments are based on currently available information and certain adjustments that management believes are reasonable. The data presented in this summary are for informational purposes only and do not necessarily represent what our financial position or results of operations would have been if the above-listed transactions had in fact occurred on the dates indicated and are not necessarily indicative of our financial position or results of operations for any future period.

                             Summary Financial Data

                                                                         Nine Months Ended
                                                                           December 31,
                                  Year Ended March 31,                      (unaudited)
                          ----------------------------------------  -----------------------------
                                                        Pro Forma                       Pro Forma
                            1997      1998      1999       1999       1998      1999      1999
                          --------  --------  --------  ----------  --------  --------  ---------
                                    (dollars in thousands, except per share data)
Statement of Operations
 Data:
Net revenues............  $362,412  $472,948  $522,854  $1,037,543  $369,525  $477,125  $890,265
Gross profit............   225,158   267,426   294,282     591,282   210,657   271,225   515,649
Operating profit........    32,843    68,286    40,120      33,709    13,774    66,230    61,067
Interest expense........      (828)   (1,221)  (46,198)    (89,819)  (33,106)  (38,433)  (70,591)
Income from continuing
 operations before
 income taxes and
 extraordinary item.....    35,434    70,807    13,279     (55,933)     (837)   29,682    (9,079)
Income from continuing
 operations before
 extraordinary items....    17,849    41,776     6,445     (59,571)   (1,323)   16,870   (25,425)
Income from discontinued
 operations.............    12,000        --        --          --        --        --        --
Net income..............  $ 29,849  $ 41,776  $  6,445  $  (59,571) $ (1,323) $ 16,870  $(25,425)
Net income per share
 (basic)................  $   1.74  $   2.49  $   0.06  $    (0.32) $  (0.01) $   0.14  $  (0.14)
Net income per share
 (diluted)..............  $   1.66  $   2.40  $   0.06  $    (0.32) $  (0.01) $   0.13  $  (0.14)
Other Data:
Capital expenditures....    10,176    15,879    11,323      30,649     7,425    12,960    26,429
Depreciation and
 amortization...........    16,073    17,901    17,969     104,374    13,571    16,156    75,855

                                                                       As of
                                                          As of     December 31,
                                As of March 31,        December 31, (unaudited)
                          ---------------------------  (unaudited)   Pro Forma
                            1997     1998     1999         1999         1999
                          -------- -------- ---------  ------------ ------------
                                         (dollars in thousands)
Balance Sheet Data (at
 end of period):
Cash and cash
 equivalents............  $ 39,782 $ 64,904 $  70,362   $  39,016    $ 101,905
Total assets............   250,035  288,130   348,104     406,997    1,287,226
Total debt..............     5,427      233   527,342     566,596      993,581
Total equity (deficit)..   160,686  202,119  (316,440)   (300,331)       6,757

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. All statements other than statements of historical facts included in this prospectus may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that our assumptions and expectations will prove to have been correct. Important factors that could cause our actual results to differ from our expectations are disclosed in this prospectus, including factors disclosed under "Risk Factors" beginning on page
16. These forward-looking statements are subject to various risks, uncertainties and assumptions including, among other things:

  . Our outstanding indebtedness and our leverage, and the restrictions imposed by our indebtedness;

  . The cyclical nature of certain of our businesses, and domestic and international economic conditions;

  . The high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses;

  . The integration of recent and future acquired businesses with our existing operations in a timely and efficient manner;

  . The extent to which we undertake new acquisitions or enter into strategic joint ventures or partnerships;

  . Future modifications to existing laws and regulations;

  . Discovery of unknown contingent liabilities, including environmental contamination at our facilities;

  . Fluctuations in interest rates and in foreign currency exchange rates;
    and

  . Increases in the cost of raw materials and other inputs used to make our products.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                  RISK FACTORS

   You should carefully consider the risks described below and the other information in this prospectus before deciding to purchase shares in the rights offering. Our shares are subject to significant investment risks. Many factors, including the risks described below and other risks we have not recognized, could cause our operating results to differ from our expectations and plans.

There are risks related to this offering that could result in substantial losses for investors who exercise their rights.

 Stock Market Risks.

  . Decline in Our Stock Price. The subscription price in this rights offering represents a discount to the market price of our common stock on the date it was determined. The trading price of our common stock may decline to below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that the trading price of our common stock will not decline to below the subscription price during or after this rights offering.

  . Future Market Price of Our Stock. Future prices of our stock may be affected positively or negatively by our future revenues and earnings, changes in estimates by analysts and our ability to meet such estimates, speculation in the trade or business press about our company, and overall conditions affecting our businesses, economic trends and the securities markets.

 Procedural Risks.

   No Revocation. You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment. If we cancel this rights offering, we are obligated only to refund payments actually received, without interest.

   Need to Act Promptly and Follow Subscription Instructions. Shareholders who desire to purchase shares in this rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, Equiserve Trust Company, N.A., prior to the expiration date. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, Equiserve Trust Company, N.A. may, depending on the circumstances, reject your subscription or accept it to the extent of the payment received. Neither Dynatech nor Equiserve Trust Company, N.A. undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

   Risk of Personal Checks. Any personal check used to pay for shares must clear prior to the expiration date, and the clearing process may require five or more business days.

If you do not exercise your rights, your relative ownership interest in Dynatech will be diluted.

   If you choose not to exercise your subscription rights in full, your relative ownership interest in Dynatech will be diluted. In addition, because the subscription price represents a discount from the prevailing market price of our common stock, shareholders who choose not to exercise their subscription rights could experience dilution of their economic interest in Dynatech.

While we expect to realize a number of synergies as a result of our merger with WWG, we only recently began the process of integrating the operations of WWG with ours and may encounter unanticipated difficulties or costs during the integration process.

   Management believes we will be able to realize a number of synergies as a result of our merger with WWG, including the opportunity to use WWG's extensive sales network and strong relationships with communications test equipment and systems customers in Europe, Asia and Latin America and to expand our product line. The merger, however, presents us with significant challenges; among other things, it reflects a major commitment to geographic markets outside North America where we have had relatively little experience. Therefore, there can be no assurance that difficulties in integrating the operations of WWG with ours will not arise or that the strategic and commercial benefits expected from the merger will actually be realized. The successful integration of WWG and implementation of our operating strategy after the merger could require substantial resources and attention from our management team. If currently unanticipated costs or difficulties arise, the merger could have a materially adverse effect on our results of operations or financial condition.

We are controlled by our principal shareholders, whose interests may not be aligned with those of other shareholders.

   Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, our controlling shareholders, hold approximately [ ]% and [ ]%, respectively, of the outstanding shares of our common stock. The Clayton, Dubilier & Rice funds have the power to elect our directors, no matter how our other shareholders may vote, to appoint new management and approve any action requiring the approval of our stockholders, including adopting certain amendments to our certificate of incorporation and approving our merger or the sale of all or substantially all of our assets. There can be no assurance that the interests of the Clayton, Dubilier & Rice funds will not conflict with the interests of our other shareholders. Clayton, Dubilier & Rice Fund V Limited Partnership has agreed, pursuant to certain employment agreements with Messrs. Allan M. Kline, our Corporate Vice President, Chief Financial Officer and Treasurer, and John R. Peeler, our Corporate Vice President, to vote its shares to elect both men as directors so long as they are employed by us.

Although our common stock is available on the over-the-counter-market, it is not listed on a national or regional securities exchange and is thinly traded. Our stock price may fluctuate more than the stock market as a whole.

   As a result of the thin trading market for our common stock, its market price may fluctuate significantly more than the stock market as a whole or the stock prices of our publicly traded peer companies. Of the [ ] shares of our outstanding common stock after our sale of newly-issued but unregistered shares to Clayton, Dubilier & Rice Find V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership and our issuance of newly-issued shares of our common stock to certain WWG stockholders in connection with the WWG merger, only approximately 8% of our outstanding common stock is owned by persons or entities other than the Clayton, Dubilier & Rice funds or former WWG stockholders. Without a larger float and a listing on a national or regional exchange, our common stock will be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

   In addition, sales of a substantial amount of our outstanding common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. Possible or actual sale of any of these shares, particularly by our controlling shareholders or former WWG stockholders, may decrease the market price of shares of our common stock.

   The risks associated with the thin trading market for our common stock may be mitigated in the future, however, should we offer and sell newly-issued shares of our common stock in a registered public offering.

Our substantial indebtedness could adversely affect our financial condition.

   We are highly leveraged, with indebtedness that is very substantial in relation to our stockholders' equity. As of March 31, 2000, we had a total of approximately $580 million of debt outstanding. This outstanding debt consisted primarily of $275 million of our 9 3/4% Senior Subordinated Notes due 2008, $70 million under our revolving credit facility and $235 million under our term loan facility. As a result of the WWG merger, however, our outstanding debt is now approximately $994 million consisting of $275 million of our 9 3/4% Senior Subordinated Notes due 2008, $685 million of term loans outstanding under our new credit facility and approximately $34 million of other debt. Our revolving credit facility, which permits borrowings of up to $175 million, matures in 2006. Approximately $175 million of our indebtedness under our term loan facility matures in 2006. The remaining $510 million matures in 2007.

   Our high debt levels may have important consequences for us, including, but not limited to, the following:

  . Our ability to obtain additional financing to fund future acquisitions, meet our working capital needs, fund future capital expenditures or use for other purposes may be impaired, or any such financing may not be on terms favorable to us;

  . A substantial amount of our operating cash flow is dedicated to the payment of principal and interest on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes, including investments in new products, research and development, capital spending and acquisitions;

  . A substantial decrease in net operating cash flows or an increase in our expenses could make it difficult for us to meet our debt service requirements, force us to modify our operations or sell certain of our assets; and

  . Our highly leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general.

   Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as to financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. These factors could include:

  . General economic conditions;

  . Operating difficulties or increased operating costs;

  . Product pricing pressures;

  . Revenue instability arising from cost savings initiatives or otherwise;

  . Labor difficulties;

  . The response of competitors or customers to our business strategy or projects; and

  . Telecommunications provider consolidation or strategy changes.

   Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can implement successfully our business and growth strategy. We cannot assure you that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital or other expenditures, sell assets, seek to obtain additional equity capital or refinance or restructure our debt. We cannot assure you that our cash flow and capital resources will be sufficient for payment of principal of, premium, if any, and interest on, our indebtedness in the future, or that any such alternative measures would be successful or would permit us to meet our scheduled debt service obligations. In addition, because certain of our obligations bear interest at floating rates, an increase in interest rates could materially adversely affect our ability to meet our debt service obligations. See "Material Changes--Debt Financing in connection with the WWG Merger".

Our debt agreements impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities.

   Our debt agreements impose significant restrictions on our operations, thereby limiting the discretion of management with respect to certain business matters. These agreements restrict, among other things, our ability to:

  . Incur additional indebtedness, guarantee obligations and create liens;

  . Pay dividends and make other distributions;

  . Prepay or modify the terms of other indebtedness;

  . Make certain capital expenditures, investments or acquisitions, or enter into mergers or consolidations or sales of assets; and

  . Engage in certain transactions with affiliates.

   Our ability to comply with the restrictions contained in our debt agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions, and there can be no assurance that we will be able to comply with such restrictions in the future. See "Material Changes-- Debt Financing in connection with the WWG Merger".

The markets in which we operate are highly competitive. We cannot assure you that we will adapt as quickly as our competitors to changes in these markets, or be able to raise our prices at the same pace as our costs increase.

   The markets for our products are highly competitive. We compete directly or indirectly with Agilent Technologies, Inc. and Panasonic Industrial Co., among others. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter our markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share that would materially adversely affect our business, financial condition and results of operations.

   Certain of our current and potential competitors have greater name recognition and greater financial, selling and marketing, technical, manufacturing and other resources than we do. Although we believe that we have certain technological and other competitive advantages over our competitors, realizing and maintaining such advantages will require a continued high level of investment on our part in research and product development, marketing and customer service and support. Our substantial indebtedness could limit our ability to continue to make such investments or other necessary or desirable capital expenditures, to compete effectively and respond to market conditions. There can be no assurance that we will be able to compete effectively with our existing competitors or with new competitors, or that such competitors will not succeed in adapting more rapidly and effectively to changes in technology or in the market or in developing or marketing products that will be more widely accepted.

The markets we serve are characterized by rapid change and innovation. We cannot assure you that we will be able to develop and successfully market products that account for such changes and innovations.

   The market for our products and services is characterized by rapidly changing technologies, new and evolving industry standards and protocols and product and service introductions and enhancements that may render our existing offerings obsolete or unmarketable. Automation in our addressed markets for communications test equipment or a shift in customer emphasis from employee-operated communications test to automated test and monitoring systems could likewise render our existing product offerings obsolete or unmarketable, or reduce the size of one or more of our addressed markets. In particular, incorporation of self-testing functions in the equipment currently addressed by our communications test instruments could render our offerings redundant and unmarketable. Failure to anticipate or respond rapidly to advances in technology and to adapt our products appropriately could have a material adverse effect on our business, financial condition and results of operations.

   The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends and the incurrence of substantial research and development costs. From the beginning of fiscal 1995 through December 31, 1999, we have expended an average of 11% of our sales revenue (or approximately $271 million) on product development and, although we expect to maintain similar levels of product development spending in the future, there can be no assurance that we will have sufficient free cash flow to do so. Moreover, we cannot assure you that errors will not be found in our new products or upgrades after commencement of commercial shipments, resulting in delays in or loss of market acceptance and sales, diversion of development resources, injury to our reputation, increased service and warranty costs or payment of compensatory or other damages, any of which could have a material adverse effect on our business, financial condition and results of operations.

We serve many customers in the communications industry. As a result, our operations could be adversely affected by industry consolidation, governmental regulation and other factors that affect the communications industry in general.

   Our principal customers are regional telephone service operating companies, competitive access providers, wireless service providers, competitive local exchange carriers and other communications service providers and industrial engineers and other users of communications test equipment and ruggedized computers. The industries of our principal customers are characterized by intense competition and consolidation. Fewer customers as a result of such consolidation could create pressure on us to lower our prices. In addition, governmental regulation of the communications industry could materially adversely affect our customers and, as a result, materially limit or restrict our business. We cannot assure you that the current trend toward deregulation of the telecommunications market, which has resulted in increased competition among our customers as well as escalating demand on the part of such customers for our technologies and services, will continue.

Several of our products must comply with significant governmental and industry-based regulations, certifications, standards and protocols. Such compliance is costly and time consuming, and there can be no assurance that our products will continue to meet these standards in the future.

   Several of our products must comply with significant governmental and industry-based regulations, certifications, standards and protocols, some of which evolve as new technologies are deployed. These regulations, certifications, standards and protocols include those promulgated by the Federal Communications Commission, the Underwriters Laboratories and various foreign jurisdictions. Compliance with such regulations, certifications, standards and protocols may prove costly and time-consuming for us by, among other things, presenting barriers to entry in particular markets or reducing the profitability of our product offerings. Such regulations, certifications, standards and protocols may also adversely affect the communications industry, limit the number of potential customers for our products and services or otherwise have a material adverse effect on our business, financial condition and results of operations. Failure to comply, or delays in compliance, with such regulations, standards and protocols could delay the introduction of new products or cause our existing products to become obsolete.

Certain of our products are dependent on inputs and technologies we purchase or license from sole source vendors and licensors. If we are unable to obtain these inputs and technologies from such suppliers and licensors in the future, we may be unable to continue to offer the affected products.

   We purchase key inputs and license key technologies from sole source vendors. There can be no assurance that such inputs will continue to be produced or that such licensed technology will continue to be made available to us, or that the price for such inputs and licensed technology will not significantly increase. If we are unable to obtain sufficient quantities of these inputs or license these technologies in the future, and, as is likely to be the case, are unable to rapidly develop alternative sources for these inputs and technologies, we are likely to face increased costs and delays or reductions in product shipments which could materially adversely affect our business, financial condition and results of operations.

   The manufacture of the sole source inputs we use in our products is a technologically complex process, and our reliance on the suppliers of these inputs exposes us to potential production difficulties and quality variations which could negatively impact the cost and the timeliness of delivery of our products. If our supply of these inputs, including, but not limited to, application-specific integrated circuits, power supplies, display devices and operating system software, should be significantly interrupted or cease entirely, we may be required to redesign certain of our products. We cannot assure you that such supply problems will not occur or, if such problems do occur, that satisfactory solutions will be available.

Third parties may claim we are infringing their intellectual property and, as a result of such claims, we could suffer significant litigation or licensing expenses or be prevented from selling our products.

   Third parties may claim that we are infringing their intellectual property rights and we may be found to infringe those intellectual property rights. While we do not believe that any of our products infringe the valid intellectual property rights of third parties, we may be unaware of intellectual property rights of others that may cover some of our technology, products and services.

   Any litigation regarding patents or other intellectual property could be costly and time-consuming, and divert the attentions of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. However, we may not be able to obtain royalty or license agreements on terms acceptable to us, or at all. We also may be subject to significant damages or injunctions against development and sale of certain of our products.

Third parties may infringe on our intellectual property and, as a result, we may expend significant resources enforcing our rights or suffer competitive injury.

   Our success depends in large part on our proprietary intellectual property. We rely on a combination of patents, copyrights, trademarks and trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary intellectual property. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

   Our pending patent and trademark registration applications may not be allowed or competitors may challenge the validity or scope of these patent applications or trademarks registrations. In addition, competitors may design around our technology or develop competing technologies. Intellectual property rights may also be unavailable or limited in some foreign countries, which could make it easier for our competitors to capture market share.

Our success is dependent upon the quality of our personnel. If we are unable to retain certain of our personnel, including our senior managers, or if we are unable to continue to hire highly-skilled personnel, our business may suffer.

   Our success depends in large part upon our senior management, as well as our ability to attract and retain highly-skilled technical, managerial, sales and marketing personnel, particularly engineers skilled and experienced with communications equipment. Competition for such personnel is intense and there can be no assurance that we will be successful in retaining our existing key personnel or attracting equally skilled people in their stead. Such failure to retain our personnel, including our senior management, could have a material adverse effect on our business, financial condition and results of operations. In addition, continued labor market shortages of technically-skilled personnel may lead to significant wage increases, which could reduce our overall profitability.

Our growth strategy contemplates acquisitions and entry into new markets. Such activities could adversely affect our operating results or result in increased costs or other problems, such as increased demands on our management and other personnel and our administrative facilities.

   Our future performance depends in part upon our success in implementing our growth strategy. Our growth strategy is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. There can thus be no assurance that we will be able to fully implement our growth strategy or that its anticipated results will be realized.

   Our growth strategy contemplates, among other things, acquisitions of complementary businesses and entry into new markets. Management cannot predict the availability of appropriate acquisition candidates or the likelihood of an acquisition being completed should any appropriate targets be identified or any negotiations commence. We could, for example, have difficulty obtaining financing to pursue a potential acquisition. If we do complete one or more acquisitions, we could have difficulty integrating acquired technology and operations into our business, or retaining and integrating the key employees of the businesses we acquire. In any event, integrating one or more acquired businesses with our business could divert substantial management attention from other business concerns.

   In addition, our future growth, whether by acquisition or otherwise, depends in part upon our ability to enter new markets, including international markets. We have limited experience in many such markets. In conducting business in foreign jurisdictions, we may encounter difficulties with, among other things, tariffs and other trade or regulatory barriers, currency controls, hyperinflation, intellectual property protection, potential adverse tax consequences, longer payment cycles, greater difficulty or delay in accounts receivable collection, cultural differences and political and economic instability.

   Our planned growth, if achieved, may place significant demands on our management, administrative and operational resources. In addition, our planned growth will require us to continue to develop and improve our operational, financial and other internal systems, as well as our sales capabilities, and to attract, manage and retain highly-skilled personnel. We cannot assure you that we will effectively manage our planned growth.

Economic, political and other risks associated with international sales and operations could adversely affect our sales.

   Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our net revenue originating outside the United States, as a percentage of our total net revenue was approximately 4% for the twelve months ended March 31, 1999. For the twelve months ended September 30, 1999, WWG's net revenue originating outside the United States, as a percentage of total net revenue, was approximately 76%. We anticipate that revenue from international operations will become a substantial portion of our total revenue as a result of the WWG merger. In addition, many of our manufacturing facilities and suppliers are located outside the United States. Accordingly, our future results could be harmed by a variety of factors, including:

  . Changes in foreign currency exchange rates;

  . Changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

  . Trade protection measures and import or export licensing requirements;

  . Potentially negative consequences from changes in tax laws;

  . Difficulties in staffing and managing widespread operations;

  . Differing protection of intellectual property in disparate jurisdictions;
    and

  . Unexpected changes in regulatory requirements.

                              THE RIGHTS OFFERING

The Rights

   As soon as practicable after the date of this prospectus, we are distributing, at no charge, to holders of our common stock as of 5:00 p.m. (New York City time) on the record date of April 20, 2000, 0.389 subscription rights for every share of common stock owned at that time to purchase additional shares of common stock. Each whole right entitles you to purchase one share of
our common stock for the subscription price. On     , 2000, the last reported
sales price for our common stock on the over-the-counter market was $   per
share.

   We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded down to the nearest whole right. As a result, our shareholders that held of record fewer than three shares as of April 20, 2000 are not receiving rights.

Subscription Price

   The subscription price is $4.00 per share, payable in cash. All payments must be cleared on or before the expiration date.

Basic and Oversubscription Privileges

   Basic Subscription Privilege. You are entitled to purchase one share of common stock at the subscription price for every whole right exercised.

   Oversubscription Privilege. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privilege. If there are not enough shares available to fill all such subscriptions for additional shares, the available shares will be allocated pro rata based on the number of shares each subscriber for additional shares has purchased under the basic subscription privilege. We will not allocate to you more than the number of shares you have actually subscribed and paid for.

   You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held with a spouse, held as a custodian for someone else, or held in an individual retirement account.

   You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

   In exercising the oversubscription privilege, you must pay the full subscription price for all the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund by mail to you any payment you have made for shares which are not available to issue to you, as soon as practicable after completion of the rights offering. Interest will not be payable on amounts refunded.

   Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to Equiserve Trust Company, N.A. and Dynatech and record certain other information received from each beneficial owner exercising rights. Generally, banks, brokers and other nominees must report (1) the number of shares held on the record date on behalf of each beneficial owner, (2) the number of rights as to which the basic subscription privilege has been exercised on behalf of each beneficial owner, (3) that each beneficial owner's basic subscription privilege held in the same capacity has been exercised in full, and (4) the number of shares subscribed for under the oversubscription privilege by each beneficial owner.

   If you complete the portion of the subscription warrant to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

Reason for the Rights Offering

   To finance the merger of one of our subsidiaries with WWG, we were required to raise substantial debt and equity financing in a short amount of time. As a result, we entered into a new credit facility with a syndicate of lenders. Our new credit facility provides for borrowings of up to $860 million, as opposed to the $370 million provided for by our previous credit facility. In addition, in order to obtain such debt financing, concurrently with the merger we sold
12.5 million and 30.625 million newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively, for $4.00 per share. Our sale of unregistered common stock to the Clayton, Dubilier & Rice funds allowed us to raise the shareholder equity we needed within the time frame required to consummate the WWG merger and to obtain our new credit facility. However, as a result of our sale of common stock to the Clayton, Dubilier & Rice funds, the percentage equity ownership interest in Dynatech of our other shareholders was diminished. Now that the Merger is complete, we are conducting this offering so that such shareholders may, at their option, reverse the diminution of their percentage equity ownership interest of Dynatech by purchasing newly-issued shares of our common stock at the same price per share that was paid by the Clayton, Dubilier & Rice funds. Accordingly, Clayton, Dubilier & Rice Fund V Limited Partnership has agreed to refrain from exercising any rights to purchase common stock received by it in this offering, and Clayton, Dubilier & Rice Fund VI Limited Partnership, which was not one of our shareholders prior to the WWG merger, will not receive rights to purchase common stock in this rights offering.

   We will use the net proceeds of this offering for potential acquisitions and other general corporate purposes. See "Use of Proceeds."

No Board Investment Recommendation to Shareholders

   Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. In making the decision to exercise or not exercise your rights, you must consider your own best interests.

   If you choose not to exercise your subscription rights in full, your relative ownership interest of Dynatech will be diluted. If you exercise rights, you risk investment loss on new money invested. The trading price of our common stock may decline below the subscription price. We cannot assure you that the subscription price will remain below any trading price for our common stock or that its trading price will not decline to below the subscription price during or after the rights offering. For a summary of some of the risks a new investment would entail, see "Risk Factors" beginning on page 16.

Expiration Time and Date

   The rights expire on , 2000, at 5:00 p.m., New York City time. We have the option of extending the expiration date for any reason, although presently we do not intend to do so. Rights not exercised by the expiration date will be null and void.

   In order to exercise rights in a timely manner, you must assure that Equiserve Trust Company, N.A. actually receives, prior to expiration of the rights, the properly executed and completed subscription warrant (or "Form of Notice of Guaranteed Delivery"), together with full payment for all shares you wish to purchase.

No Revocation

   You are not allowed to revoke or change your exercise of rights after you send in your subscription forms and payment.

Transferability of Rights

   The rights are not transferable and may be exercised only by the persons to whom they are issued.

Extension, Withdrawal and Amendment

   We have the option of extending the period for exercising your rights, although we presently do not intend to do so.

   We also reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that the offering is withdrawn or terminated, all funds received from subscriptions by rights holders will be returned. Interest will not be payable on any returned funds.

   We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will (1) mail notice of the amendment to all shareholders of record as of the record date, (2) extend the expiration date by at least ten days and (3) offer all subscribers no less than ten days to revoke any subscription already submitted. The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

Commitment of Clayton, Dubilier & Rice Fund VI Limited Partnership to Act as Standby Purchaser

   Clayton, Dubilier & Rice Fund VI Limited Partnership, which purchased [ ]% of our outstanding common stock in connection with the WWG merger, has agreed to purchase all newly-issued shares of our common stock that are offered in this rights offering but not purchased by our other shareholders. If no other shareholders exercise their rights under this offering, Clayton, Dubilier & Rice Fund VI Limited Partnership's percentage equity ownership of Dynatech will increase to approximately [ ] %.

Mailing of Warrants and Record Holders

   We are sending a subscription warrant to each record holder along with this prospectus and related instructions to evidence the rights. In order to exercise rights, you must fill out and sign the subscription warrant and timely deliver it with full payment for the shares to be purchased. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights. You are a record holder for this purpose only if your name is registered as a shareholder with our transfer agent, Equiserve Trust Company, N.A., as of the record date.

   A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription warrants to represent shares held as of the record date by their beneficial owners, upon proper showing to Equiserve Trust Company, N.A.

   If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holders of our stock to contact the beneficial owners to obtain instructions concerning rights the beneficial owners it represents are entitled to exercise.

Foreign and Unknown Addresses

   We are not mailing subscription warrants to shareholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription warrants will be held by Equiserve Trust Company, N.A. for those shareholders. To exercise their rights, these shareholders must notify Equiserve Trust Company, N.A. prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.

Right to Block Exercise Due to Regulatory Issues

   We reserve the right to refuse the exercise of rights by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay any expenses incurred in seeking such clearance or approval.

   We are not offering or selling, or soliciting any purchase of, shares in any state or other jurisdiction in which this rights offering is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in such state or jurisdiction.

Procedures to Exercise Rights

   Please do not send subscription warrants or related forms to us. Please send the properly completed and executed form of subscription warrant with full payment to the subscription agent for this rights offering, Equiserve Trust Company, N.A.

   You should read carefully the subscription warrant and related instructions and forms which accompany this prospectus. You should call Mackenzie Partners, Inc., the information agent for this rights offering, at the address and telephone number listed below under the caption "The Rights Offering--Questions and Assistance Concerning the Rights" promptly with any questions you may have.

   You may exercise your rights by delivering to Equiserve Trust Company, N.A., at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date:

  . Properly completed and executed subscription warrant(s) which evidence your rights. See "The Rights Offering--Delivery of Subscription Warrant" below for instructions on where to send these.

  . Payment in full of the subscription price for each newly issued share of our common stock you wish to purchase under the basic subscription privilege and the oversubscription privilege. See "The Rights Offering-- Required Forms of Payment of Subscription Price" below for payment instructions.

Required Forms of Payment of Subscription Price

   The subscription price is $4.00 per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date.

   If you exercise any rights, you must deliver to Equiserve Trust Company, N.A. full payment in the form of:

  . a personal check, certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to Equiserve Trust Company, N.A., subscription agent, or

  . a wire transfer of immediately available funds to the account maintained by the Equiserve Trust Company, N.A. for this rights offering. If you desire to make payment by wire transfer, you must contact Equiserve Trust Company, N.A., at 1 (781) 575-3120 to receive a Wire Authorization Form.

   In order for you to timely exercise your rights, Equiserve Trust Company, N.A. must actually receive the subscription price before the expiration date.

   Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

Delivery of Subscription Warrant

   All subscription warrants, payments of the subscription price, nominee holder certifications, notices of guaranteed delivery and DTC participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to Equiserve Trust Company, N.A. as follows:

  By Hand:                        By First Class Mail:     By Overnight
  Securities Transfer &           Equiserve                Courier:
  Reporting Services, Inc.        Attn: Corporate Actions  Equiserve
  C/O Equiserve                   PO Box 9573              Attn: Corporate
  100 William Street, Galleria    Boston, MA 02205-9573    Actions
  New York, NY 10038                                       40 Campanelli Drive
                                                           Braintree, MA 02184

   Eligible institutions may deliver "Notice of Guaranteed Delivery" forms by facsimile transmission. Equiserve Trust Company, N.A.'s facsimile number is 1
(781) 575-4826. You should confirm receipt of all facsimiles by calling 1
(781) 575-4816.

Special Procedure under "Notice of Guaranteed Delivery" Form

   If you wish to exercise rights but cannot ensure that Equiserve Trust Company, N.A. will actually receive the executed subscription warrant before the expiration date, you may alternatively exercise rights by causing all of the following to occur within the time prescribed:

  . Full payment must be received by Equiserve Trust Company, N.A. prior to the expiration date for all of the newly-issued shares of our common stock you desire to purchase pursuant to the basic subscription privilege and the oversubscription privilege.

  . A properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription warrant and accompanied by a Medallion Guaranty must be received by Equiserve Trust Company, N.A. at or prior to the expiration date.

  . The "Notice of Guaranteed Delivery" form must be executed by both you and one of the following: (1) a member firm of a registered national securities exchange, (2) a member of the National Association of Securities Dealers, Inc. (NASD), (3) a commercial bank or trust company having an office or correspondent in the United States, or (4) other eligible guarantor institution qualified under a guarantee program acceptable to Equiserve Trust Company, N.A. The co-signing institution must provide a Medallion Guaranty on the Notice of Guaranteed Delivery guaranteeing that the subscription warrant will be delivered to Equiserve Trust Company, N.A. within three business days after the date of the form. Your Notice of Guaranteed Delivery form must also provide other relevant details concerning the intended exercise of your rights.

  . The properly completed subscription warrant(s) with any required signature guarantee must be received by Equiserve Trust Company, N.A. within three business days following the date of the related Notice of Guaranteed Delivery.

  . If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

   A Notice of Guaranteed Delivery may be delivered to Equiserve Trust Company, N.A. in the same manner as subscription warrants at the addresses set forth above under the caption "The Rights Offering--Delivery of Subscription Warrant" or by telegram or facsimile transmission.

   Equiserve Trust Company, N.A.'s facsimile number is 1 (781) 575-4826. You should confirm facsimile deliveries by calling 1 (781) 575-4816.

   Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Mackenzie Partners, Inc., whose address and telephone number are set forth below under the caption "Questions and Assistance Concerning the Rights."

Incomplete Forms; Insufficient Payment

   If you do not indicate on your subscription warrant the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we will accept the subscription forms and payment only for the maximum number of rights that may be exercised based on the actual payment delivered. We will make this determination as follows: (1) you will be deemed to have exercised your basic subscription privilege to the full extent of the payment received, and (2) if any funds remain, you will be deemed to have exercised your oversubscription privilege to the extent of the remaining funds. We will return any payment not applied to the purchase of shares under this rights offering as soon as practicable by mail. Interest will not be payable on amounts refunded.

Prohibition on Fractional Shares

   Each whole right entitles you to purchase one share of common stock at the subscription price per share. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and, as soon as practicable, refunding without interest any payment received for a fractional share.

Instructions to Nominee Holders

   If you are a broker, trustee or depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

   To the extent so instructed, nominee holders should complete appropriate subscription warrants on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification," and submit them on a timely basis to Equiserve Trust Company, N.A. with the proper payment.

Risk of Loss on Delivery of Subscription Warrant Forms and Payments

   Each holder of rights bears all risk of the method of delivery to Equiserve Trust Company, N.A. of subscription warrants and payments of the subscription price.

   If subscription warrants and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Equiserve Trust Company, N.A. and clearance of payment prior to the expiration date.

   Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

Procedures for DTC Participants

   We expect that your exercise of your basic subscription privilege (but not your oversubscription privilege) may be made through the facilities of The Depository Trust Company (commonly known as DTC). If your rights are exercised as part of the basic subscription privilege through DTC, we refer to them as "DTC Exercised Rights." If you hold DTC Exercised Rights, you may exercise your oversubscription privilege by properly executing and delivering to Equiserve Trust Company, N.A., at or prior to the time the rights expire, a DTC participant oversubscription exercise form and a nominee holder certification and making payment of the appropriate subscription price for the number of shares of common stock for which your oversubscription privilege is to be exercised. Please call Mackenzie Partners, Inc. at 1 (800) 322-2885 (toll free) to obtain copies of the DTC oversubscription exercise form and the nominee holder certification.

How Procedural and Other Questions Are Resolved

   We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

   Subscription warrants will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither we nor Equiserve Trust Company, N.A. have any duty to give notification of any defect or irregularity in connection with the submission of subscription warrants or any other required document. Neither we nor Equiserve Trust Company, N.A. will incur any liability for failure to give such notification.

   We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome.

Issuance of Stock Certificates

   Stock certificates for shares purchased in the rights offering will be issued as soon as practicable after the expiration date. Equiserve Trust Company, N.A. will deliver subscription payments to us only after consummation of the rights offering and the issuance of stock certificates to our shareholders that exercised rights. Unless you instruct otherwise in your subscription warrant form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

Questions and Assistance Concerning the Rights

   You should direct any questions, requests for assistance concerning the rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to:

  Mackenzie Partners, Inc.
  156 Fifth Avenue
  New York, NY 10010

  Telephone: 1 (800) 322-2885 (toll free)

                                USE OF PROCEEDS

   We estimate that the net proceeds of this offering will be approximately $20 million. We will use these proceeds for potential acquisitions and other general corporate purposes.

                      DETERMINATION OF SUBSCRIPTION PRICE

   As a result of our sale of newly-issued but unregistered shares of common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership in connection with the WWG merger, the percentage equity ownership interest of Dynatech of our shareholders other than the Clayton, Dubilier & Rice funds was diminished. Now that the WWG merger is complete, we are conducting this offering so that such shareholders may, at their option, reverse the diminution of their percentage equity ownership interest of Dynatech by purchasing newly-issued shares of our common stock for the same $4.00 price per share as was paid by the Clayton, Dubilier & Rice funds. The subscription price is not necessarily related to the assets, book value or net worth of Dynatech or any other established criteria of value and may not be indicative of the fair value of the securities offered.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock is traded in the over-the-counter market under the symbol
"DYNA" On      , 2000, there were    registered holders of the common stock and
the price of our common stock on the over-the-counter market was $   . The
following table sets forth the high and low sales prices of our common stock on the over-the-counter market for each quarterly period within our three most recent fiscal years.

   Since April 1, 1995, we have not declared or paid cash dividends to the holders of our common stock. We intend to retain earnings for use in the operation and expansion of our business. In addition, certain restrictions in our credit agreements limit our ability to pay cash dividends.

                                                                  High    Low
                                                                 ------- ------
     Fiscal Year Ended March 31, 1999
     First Quarter (1).......................................... $ 4.312 $3.125
     Second Quarter............................................. $ 3.438 $2.687
     Third Quarter.............................................. $ 3.000 $2.375
     Fourth Quarter............................................. $ 3.500 $2.718

                                                                  High    Low
                                                                 ------- ------
     Fiscal Year Ended March 31, 2000
     First Quarter.............................................. $ 4.062 $3.125
     Second Quarter............................................. $ 5.031 $3.437
     Third Quarter.............................................. $ 8.000 $4.875
     Fourth Quarter............................................. $15.937 $6.875

--------
(1) From April 1, 1998 to May 21, 1998, our common stock was traded on the New York Stock Exchange ("NYSE"). After our merger on May 21, 1998 with an entity formed by Clayton, Dubilier & Rice Fund V Limited Partnership, however, our common stock ceased to be listed on the NYSE and became available in the over-the-counter market. The high and low sales prices of our common stock set forth herein are for the periods following May 21, 1998.

                                 CAPITALIZATION

   The following table shows our cash and cash equivalents and actual capitalization at December 31, 1999. The column captioned "Pro Forma As Adjusted" gives effect to the pro forma adjustments described in the Unaudited Pro Forma Condensed Consolidated Financial Statements herein and the receipt and application of the net proceeds of this rights offering, assuming the rights offering is fully subscribed. You should read the information set forth below together with the Summary Financial Data and Unaudited Pro Forma Condensed Consolidated Financial Statements herein, as well as our historical consolidated financial statements and the notes thereto.

                                                     As of December 31, 1999
                                                    --------------------------
                                                                Pro Forma
                                                     Actual    As Adjusted
                                                    ---------  -----------
                                                         (in thousands)
Cash and cash equivalents.......................... $  39,016  $  101,905
                                                    =========  ==========
Long-term debt, including current portion:
  Bank Borrowings:
    Revolving credit facility......................    56,000         --
    Term Loans.....................................   235,517     685,000
  Notes............................................   275,000     275,000
  Other debt.......................................       --       33,581
                                                    ---------  ----------
    Total debt.....................................   566,517     993,581
Shareholders' equity (deficit).....................  (300,331)      6,757
                                                    ---------  ----------
    Total capitalization........................... $ 266,186  $1,000,338
                                                    =========  ==========

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following Unaudited Pro Forma Condensed Consolidated Financial Statements are derived from our historical Consolidated Financial Statements, which are incorporated by reference in this prospectus, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also incorporated by reference in this prospectus.

   The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the following:

  . Our merger with WWG (after giving effect to the divestitures, which took place in January and February 2000, of certain of WWG's operating divisions);

  . Our sale, in connection with the WWG merger, of 43,125,000 newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership and the concurrent establishment of our new credit facility;

  .  This rights offering; and

  . Our acquisitions of Pacific Systems Corporation, Sierra Design Labs, Applied Digital Access, Inc. and certain assets of WPI, Inc., and our divestitures of ComCoTec, Inc., Parallax, Inc. and Data Views Corporation.

   The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 1999 set forth herein was prepared assuming that the above-listed transactions took place on that date. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the nine months ended December 31, 1999 and Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended March 31, 1999 set forth herein were prepared assuming that the above-listed transactions occurred as of the first day of each of the periods presented.

   The pro forma adjustments, as described in the Notes to Unaudited Pro Forma Statements herein, are based on currently available information and certain adjustments that management believes are reasonable. This pro forma financial information is presented for informational purposes only and does not necessarily represent what our financial position or results of operations would have been if these transactions had in fact occurred on the dates indicated and is not necessarily indicative of our financial position or results of operations for any future period.

                              DYNATECH CORPORATION
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               December 31, 1999
                                 (in thousands)

                                           Other                 WWG Purchase    Debt Related   Equity Related
                          Dynatech     Acquisitions/              Accounting       Pro Forma       Pro Forma
                         Corporation Divestitures  (a) WWG (b)  Adjustments (c) Adjustments (e) Adjustments (g)   Total
                         ----------- ----------------- -------- --------------- --------------- --------------- ----------
ASSETS
Current asset:
 Cash and cash
  equivalents..........   $  39,016      $(32,241)     $ 43,530    $(258,400)      $170,000        $140,000     $  101,905
 Accounts receivable,
  net..................      88,813         5,158        97,831          --             --              --         191,802
 Inventories...........      51,244         8,607        61,308          --             --              --         121,159
 Other current
  assets...............      27,670         1,118        15,104          --             --              --          43,892
                          ---------      --------      --------    ---------       --------        --------     ----------
   Total current
    assets.............     206,743       (17,358)      217,773     (258,400)       170,000         140,000        458,758
Property and equipment,
 net...................      32,781         2,822        56,075          --             --              --          91,678
Intangible assets,
 net...................      92,769        25,574       157,405      376,400            --              --         652,148
Other assets...........      74,704           (20)        6,146          --           3,812             --          84,642
                          ---------      --------      --------    ---------       --------        --------     ----------
   Total assets........   $ 406,997      $ 11,018      $437,399    $ 118,000       $173,812        $140,000     $1,287,226
                          =========      ========      ========    =========       ========        ========     ==========
LIABILITIES &
 STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable and
  current portion of
  long-term debt.......   $   6,398      $    --       $ 32,752    $     --        $    --         $    --      $   39,150
 Other current
  liabilities..........     133,587         7,742        92,221       30,000         20,000         (50,000)       233,550
                          ---------      --------      --------    ---------       --------        --------     ----------
   Total current
    liabilities........     139,985         7,742       124,973       30,000         20,000         (50,000)       272,700
Long-term debt.........     560,198           --        224,233          --         170,000             --         954,431
Pension Liabilities....         --            --         34,552          --             --              --          34,552
Deferred compensation..       7,145           --            --           --             --              --           7,145
Other Long Term
 Liabilities...........         --            --         11,641          --             --                          11,641
Common Stock...........         --            --            --       130,000            --              --         130,000
Stockholders' equity
 (deficit).............    (300,331)        3,276        42,000      (42,000)       (16,188)        190,000       (123,243)
                          ---------      --------      --------    ---------       --------        --------     ----------
   Total liabilities
    and stockholders'
    equity (deficit)...   $ 406,997      $ 11,018      $437,399    $ 118,000       $173,812        $140,000     $1,287,226
                          =========      ========      ========    =========       ========        ========     ==========


         See accompanying notes to the unaudited pro forma statements.

                              DYNATECH CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      Nine Months Ended December 31, 1999
                     (in thousands, except per share data)

                                           Other                  WWG Purchase      Other
                           Dynatech    Acquisitions/               Accounting     Pro Forma
                          Corporation Divestitures (a) WWG (b)   Adjustments (d) Adjustments     Total
                          ----------- ---------------- --------  --------------- -----------    --------
Sales...................   $477,125       $46,768      $366,372     $    --       $    --       $890,265
Cost of sales...........    205,900        26,715       142,001          --            --        374,616
                           --------       -------      --------     --------      --------      --------
Gross profit............    271,225        20,053       224,371          --            --        515,649
                           --------       -------      --------     --------      --------      --------
Selling, general and
 administrative
 expense................    131,604        16,714       132,505          --            --        280,823
Product development
 expense................     51,628         7,218        50,639          --            --        109,485
Recapitalization-related
 costs..................     13,259           670           --           --        (13,929)(h)       --
Restructuring and other
 non-recurring charges..        --            --          2,748          --         (2,748)(h)       --
Acquired In-Process
 R&D....................        --            --            --           --            --            --
Amortization of
 intangibles............      7,053           839        14,716       40,270           --         62,878
Amortization of unearned
 compensation...........      1,451           (55)          --           --            --          1,396
                           --------       -------      --------     --------      --------      --------
Total operating
 expenses...............    204,995        25,386       200,608       40,270       (16,677)      454,582
                           --------       -------      --------     --------      --------      --------
 Operating income.......     66,230        (5,333)       23,763      (40,270)       16,677        61,067
Interest expense........    (38,433)           (4)      (15,891)         --        (16,263)(e)   (70,591)
Interest income.........      1,874           346           462          --            --          2,682
Other income, net.......         11             2        (2,250)         --            --         (2,237)
                           --------       -------      --------     --------      --------      --------
Income from continuing
 operations before
 income taxes...........     29,682        (4,989)        6,084      (40,270)          414        (9,079)
Provision (benefit) for
 income taxes...........     12,812          (738)        6,978          --         (2,706)(f)    16,346
Minority interest in
 income (loss)..........        --            --            --           --            --            --
                           --------       -------      --------     --------      --------      --------
Net Income..............   $ 16,870       $(4,251)     $   (894)    $(40,270)     $  3,120      $(25,425)
                           ========       =======      ========     ========      ========      ========
Income per share:
 Basic..................   $   0.14                                                             $   0.14
                           ========                                                             ========
 Diluted................   $   0.13                                                             $   0.14
                           ========                                                             ========
Weighted average number
 of shares:
 Basic..................    121,310                                                              185,545
 Diluted................    131,366                                                              185,545


         See accompanying notes to the unaudited pro forma statements.

                              DYNATECH CORPORATION

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                    For the Fiscal Year Ended March 31, 1999
                     (in thousands, except per share data)

                                                                        WWG
                                           Other                     Purchase        Other
                           Dynatech    Acquisitions/                Accounting     Pro Forma
                          Corporation Divestitures (a)  WWG (b)   Adjustments (d) Adjustments      Total
                          ----------- ---------------- ---------  --------------- -----------    ----------
Sales...................   $522,854      $  71,234     $ 443,455          $--          $--       $1,037,543
Cost of sales...........    228,572         35,130       182,559           --           --          446,261
                           --------      ---------     ---------     ---------      -------      ----------
Gross profit............    294,282         36,104       260,896           --           --          591,282
                           --------      ---------     ---------     ---------      -------      ----------
Selling, general and
 administrative
 expense................    149,006         21,212       174,249           --           --          344,467
Product development
 expense................     54,023         15,423        68,440           --           --          137,886
Recapitalization-related
 costs..................     43,386            --            --            --       (43,386) (h)        --
Restructuring and other
 non-recurring charges..        --           2,118         8,896           --       (11,014) (h)        --
Acquired In-Process
 R&D....................        --             --         27,732           --       (27,732) (h)        --
Amortization of
 intangibles............      6,228          1,673        10,405        55,395          --           73,701
Amortization of unearned
 compensation...........      1,519            --            --            --           --            1,519
                           --------      ---------     ---------     ---------      -------      ----------
Total operating
 expenses...............    254,162         40,426       289,722        55,395      (82,132)        557,573
                           --------      ---------     ---------     ---------      -------      ----------
 Operating income.......     40,120         (4,322)      (28,826)      (55,395)      82,132          33,709
Interest expense........    (46,198)           --        (19,856)          --       (23,765) (e)    (89,819)
Interest income.........      3,398            620           847           --           --            4,865
Other income, net.......     15,959        (15,912)       (4,735)          --           --           (4,688)
                           --------      ---------     ---------     ---------      -------      ----------
Income from continuing
 operations before
 income taxes...........     13,279        (19,614)      (52,570)      (55,395)      58,367         (55,933)
Provision (benefit) for
 income taxes...........      6,834         (2,970)      (12,634)          --        14,722 (f)       5,952
Minority interest in
 income (loss)..........        --             --          2,314           --           --            2,314
                           --------      ---------     ---------     ---------      -------      ----------
Net Income..............   $  6,445      $ (16,644)    $ (37,622)    $ (55,395)     $43,645       $ (59,571)
                           ========      =========     =========     =========      =======      ==========
Income per share:
 Basic..................   $   0.06                                                              $    (0.32)
                           ========                                                              ==========
 Diluted................   $   0.06                                                              $    (0.32)
                           ========                                                              ==========
Weighted average number
 of shares:
 Basic..................    106,212                                                                 184,152
 Diluted................    111,464                                                                 184,152




         See accompanying notes to the unaudited pro forma statements.

                    NOTES TO UNAUDITED PRO FORMA STATEMENTS

a. Dynatech Acquisitions and Divestitures

Acquisitions

 Pacific Systems Corporation

   On June 19, 1998, Dynatech, through one of its indirectly wholly owned subsidiaries, acquired all of the outstanding capital stock of Pacific Systems Corporation of Kirkland, Washington ("Pacific") for a total purchase price of approximately $20 million, including an incentive earnout. The acquisition was accounted for using the purchase method of accounting and resulted in $18.0 million of goodwill which is being amortized over 30 years. The operating results of Pacific have been included in Dynatech's consolidated financial statements since June 19, 1998.

 Sierra Design Labs

   On September 10, 1999, Dynatech, through one of its wholly owned subsidiaries, purchased the outstanding stock of Sierra Design Labs ("Sierra"), a Nevada Corporation for a total purchase price of $6.3 million. The acquisition was accounted for using the purchase method of accounting and resulted in $4.9 million of goodwill which is being amortized over 10 years. The operating results of Sierra have been included in Dynatech's consolidated financial statements since September 10, 1999.

 Applied Digital Access, Inc.

   On November 1, 1999 and subsequently on November 8, 1999, Dynatech, through one of its wholly owned subsidiaries, acquired all the outstanding stock of Applied Digital Access, Inc. ("ADA") for a total purchase price of approximately $81 million. The acquisition was accounted for using the purchase method of accounting and resulted in $36 million of goodwill which is being amortized over 3 years. The operating results of ADA have been included in Dynatech's consolidated financial statements since November 1, 1999.

 WPI Husky Computer, Inc., WPI Husky Computers Limited, WPI Oyster Termiflex Limited

   On February 24, 2000, Dynatech, through one of its wholly owned subsidiaries, purchased certain assets and liabilities of WPI Husky Computer, Inc., WPI Husky Computers Limited and WPI Oyster Termiflex Limited (collectively "Husky"), all which were subsidiaries of WPI, Inc. The total purchase price for Husky totalled approximately $34.8 million. The acquisition was accounted for using the purchase method of accounting and resulted in approximately $25.6 million of goodwill which is being amortized over 5 years.

Divestitures

 ComCoTec, Inc.

   On June 30, 1998, Dynatech sold the assets of ComCoTec, Inc. ("ComCoTec") located in Lombard, Illinois to The Potomac Group, Inc. for $21 million. Dynatech recorded a pre-tax gain on $15.9 million on the sale of the assets, which was included in other income.

 Parallax, Inc.

   During fiscal year 1999, Dynatech liquidated the assets and liabilities of Parallax, Inc. ("Parallax"). Any gain or loss from the liquidation activities was immaterial.

 DataViews Corporation

   During the forth quarter of fiscal year 2000, Dynatech initiated activities to dispose of DataViews Corporation ("DataViews"), located in Northampton, Massachusetts. During March 2000, the Company had received a signed a letter of intent to sell the stock of DataViews for a sale price of approximately $4 million. The gain on sale of the business is expected to be approximately $3.3 million.

b. WWG Pro Forma Sub-consolidation

   On      , 2000, Dynatech consummated the merger of one of its subsidiaries with and Wavetek Wandel and Goltermann, Inc. ("WWG") pursuant to which WWG became a Dynatech subsidiary.

   Set forth below are the unaudited pro forma results of operations for WWG for the nine month period ended December 31, 1999 and for the twelve months ended March 31, 1999. The WWG results have been adjusted to exclude the results of operations for three divisions that WWG divested during January 2000 and February 2000.

                                               For the Nine Month Period Ended
                                                      December 31, 1999
                                               --------------------------------
                                                       (In thousands)
                                                                        Total
                                                             WWG      Pro Forma
                                                 WWG     Divestitures    WWG
                                               --------  ------------ ---------
Sales........................................  $391,904    $(25,532)  $366,372
Cost of sales................................   155,164     (13,163)   142,001
                                               --------    --------   --------
Gross profit.................................   236,740     (12,369)   224,371
Selling, general and administrative expense..   142,103      (9,598)   132,505
Product development expense..................    52,601      (1,962)    50,639
Restructuring and other non-recurring
 charges.....................................     2,748         --       2,748
Amortization of intangibles..................    14,716         --      14,716
                                               --------    --------   --------
Total operating expenses.....................   212,168     (11,560)   200,608
                                               --------    --------   --------
  Operating income...........................    24,572        (809)    23,763
Interest expense.............................   (15,891)        --     (15,891)
Interest income..............................       462         --         462
Other income, net............................    (2,250)        --      (2,250)
                                               --------    --------   --------
Income from continuing operations before
 income taxes................................     6,893        (809)     6,084
Provision (Benefit) for income taxes.........     7,302        (324)     6,978
                                               --------    --------   --------
Net Income...................................  $   (409)   $   (485)  $   (894)
                                               ========    ========   ========

                                       For the Twelve Month Period Ended
                                                 March 31, 1999
                                       ----------------------------------------
                                                 (In thousands)
                                                                     Total
                                                         WWG       Pro Forma
                                          WWG       Divestitures      WWG
                                       -----------  ---------------------------
Sales................................  $   477,807    $   (34,352) $   443,455
Cost of sales........................      199,380        (16,821)     182,559
                                       -----------    -----------  -----------
Gross profit.........................      278,427        (17,531)     260,896
Selling, general and administrative
 expense.............................      186,980        (12,731)     174,249
Product development expense..........       70,728         (2,288)      68,440
Restructuring and other non-recurring
 charges.............................        8,896            --         8,896
Acquired In-Process R&D..............       27,732            --        27,732
Amortization of intangibles..........       10,405            --        10,405
                                       -----------    -----------  -----------
Total operating expenses.............      304,741        (15,019)     289,722
                                       -----------    -----------  -----------
  Operating income...................      (26,314)        (2,512)     (28,826)
Interest expense.....................      (19,856)           --       (19,856)
Interest income......................          847            --           847
Other income, net....................       (4,735)           --        (4,735)
                                       -----------    -----------  -----------
Income from continuing operations
 before income taxes.................      (50,058)        (2,512)     (52,570)
Provision (benefit) for income
 taxes...............................      (11,629)        (1,005)     (12,634)
Minority interest in income (loss)...        2,314            --         2,314
                                       -----------    -----------  -----------
Net Income...........................  $   (36,115)   $    (1,507) $   (37,622)
                                       ===========    ===========  ===========

   Set forth below is the unaudited pro forma balance sheet of WWG as of December 31, 1999, which assumes that the divestitures of the three divisions took place as of December 31, 1999. The proceeds related to the divestitures totalled approximately $30 million and the gain on the sale of the divisions was approximately $20 million.

                           WWG pro forma balance sheet at December 31, 1999
                          -------------------------------------------------------
                                            (In thousands)
                                                           WWG
                                       WWG Divested    Divestiture
                              WWG       Divisions       Accounting      Total
                          ------------ -------------- ---------------------------
ASSETS
Current assets:
  Cash and cash equiva-
   lents................  $     13,530 $        --      $    30,000  $     43,530
  Accounts receivable,
   net..................       103,831       (6,000)            --         97,831
  Inventories...........        66,308       (5,000)            --         61,308
  Other current assets..        15,104          --              --         15,104
                          ------------ ------------     -----------  ------------
    Total current
     assets.............       198,773      (11,000)         30,000       217,773
Property and equipment,
 net....................        58,075       (2,000)            --         56,075
Intangible assets, net..       157,405          --              --        157,405
Other assets............         6,146          --              --          6,146
                          ------------ ------------     -----------  ------------
    Total assets........  $    420,399 $    (13,000)    $    30,000  $    437,399
                          ============ ============     ===========  ============
LIABILITIES &
 STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and cur-
   rent portion of long-
   term debt............  $     32,752 $        --      $       --   $     32,752
  Other current liabili-
   ties.................        95,221       (3,000)            --         92,221
                          ------------ ------------     -----------  ------------
    Total current
     liabilities........       127,973       (3,000)            --        124,973
Long-term debt..........       224,233          --              --        224,233
Pension liabilities.....        34,552          --              --         34,552
Deferred compensation...           --           --              --            --
Other long term
 liabilities............        11,641          --              --         11,641
Common stock............           --           --                            --
Stockholders' equity
 (deficit)..............        22,000      (10,000)         30,000        42,000
                          ------------ ------------     -----------  ------------
    Total liabilities
     and stockholders'
     equity (deficit)...  $    420,399 $    (13,000)    $    30,000  $    437,399
                          ============ ============     ===========  ============

c. Purchase Accounting related to WWG Acquisition

Aggregate purchase price:
  Cash in exchange for WWG stock..................................... $250,000
  Cash in exchange for WWG options...................................    8,400
  Dynatech Common Stock (approximately 14,987,000 shares)............  130,000
                                                                      --------
                                                                       388,400
Less: Net assets to be acquired as of December 31, 1999 (SEE NOTE
 B)..................................................................  (42,000)
Add: Estimated costs of the acquisition..............................   30,000
                                                                      --------
Estimated excess of costs over net book value of net liabilities acquired
 allocated to goodwill............................................... $376,400
                                                                      ========

   The Company has not yet performed a formal exercise for allocating excess purchase price over net book value, as the final purchase accounting cannot be determined until the deal has been consummated.

   The estimated useful life of the goodwill associated with the acquisition is assumed to be 10 years.

d. Amortization of Intangibles

                                                       Nine Months
                                                          Ended     Year Ended
                                                       December 31, March 31,
                                                           1999        1999
                                                       ------------ ----------
Amortization of the excess purchase price from WWG
 proposed acquisition.................................   $28,230     $37,640
Amortization of the excess purchase price from the
 Husky acquisition....................................     3,836       5,115
Amortization of other acquisitions' goodwill prior to
 their respective acquisition dates...................     8,204      12,640
                                                         -------     -------
  Total Amortization..................................   $40,270     $55,395
                                                         =======     =======

e. Restructuring of debt

   Upon consummation of the WWG merger, Dynatech refinanced the existing debt of both Dynatech and WWG, as follows:

                              Debt     Debt Issuance Costs     Interest Expense
                          ------------ ------------------- -------------------------
                                                              For the      For the
                             As of            As of        9 Months Ended Year Ended
                          December 31,    December 31,      December 31,  March 31,
                              1999            1999              1999         1999
                          ------------ ------------------- -------------- ----------
Existing debt to be
 paid:
  Dynatech bank debt....   $(330,000)       $    --           $ 15,267     $ 19,874
  Dynatech debt issuance
   costs for bank debt..         --          (10,800)            1,409        1,566
  WWG senior
   subordinated debt,
   bank debt
   and other debt.......    (185,000)            --             15,892       19,903
  WWG debt issuance
   costs for bank
   and other debt.......                      (5,388)              677          902
                           ---------        --------          --------     --------
                            (515,000)        (16,188)           33,245       42,245
                           ---------        --------          --------     --------

New debt:
$860,000 Senior Credit
 Facility:
  6 year amortizing term
   loan at an assumed
   interest rate of
   2.75% plus LIBOR
   (8.85%)..............     175,000             --            (11,616)     (15,488)
  Debt issuance costs (6
   year amortization)...         --            5,109              (639)        (852)
  7.5 year term loan at
   an assumed interest
   rate of 3.25% plus
   LIBOR (9.35%)........     510,000             --            (35,764)     (47,685)
  Debt issuance costs
   (7.5 year
   amortization)........         --           14,891            (1,489)      (1,985)
                           ---------        --------          --------     --------
                             685,000          20,000           (49,508)     (66,010)
                           ---------        --------          --------     --------
Net addition to debt....   $ 170,000
                           =========
Net addition to debt
 issuance costs.........                    $  3,812
                                            ========
Net addition to interest
 expense................                                      $(16,263)    $(23,765)
                                                              ========     ========


   At the consummation of the merger, Dynatech borrowed $685,000 of the facility, leaving $175,000 available to be drawn under a 6 year revolving credit facility, with an assumed interest rate of LIBOR plus 2.5% (8.7%).

f. Consolidated tax provision (benefit)

                                                        For the      For the
                                                     9 Months Ended Year Ended
                                                      December 31,  March 31,
                                                          1999         1999
                                             --- --- -------------- ----------
Pro forma consolidated tax provision
 (benefit)..................................            $(2,706)     $14,722
                                                        =======      =======

g. Proceeds from sale of stock

     Sale of 12,500 shares of Dynatech common stock
      to CD&R Fund V at $4.00 per share............................... $ 50,000
     Sale of 30,625 shares of Dynatech common stock
      to CD&R Fund VI at $4.00 per share.............................. $122,500
     Sale of 4,983 shares of Dynatech common stock
      in Rights Offering to stockholders of record on April 20, 2000
      (other than CD&R Fund V) at $4.00 per share (assumes the Rights
      Offering is fully subscribed)(i)................................ $ 19,932
                                                                       --------
     Gross cash proceeds(ii).......................................... $192,432
     Transaction fees and expenses(iii)............................... $ 50,000
     Net cash proceeds................................................ $140,000
                                                                       ========

--------
(i) The record date for the Rights Offering is April 20, 2000. As the WWG Merger was consummated after the record date, neither CD&R Fund VI nor the WWG stockholders will be entitled to receive any Rights by virtue of the shares of Dynatech common stock acquired in connection with the consummation of the WWG merger.

(ii) For purposes of these unaudited pro forma statements, we rounded the gross cash proceeds down to $190,000.

(iii) In connection with the WWG merger and the concurrent establishment of Dynatech's new credit facility, the company incurred approximately $50 million of transaction related fees and expenses, including $6 million payable to Clayton, Dubilier & Rice, Inc., an investment firm that directs the management of Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, Dynatech's controlling shareholders.

h. Non-recurring charges

   The statements of operations have been adjusted to exclude certain one-time and non-recurring charges, including charges related to (i) Dynatech's recapitalization, (ii) acquired research and development, (iii) restructuring, and (iv) other non-recurring costs.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the material United States federal income tax consequences of the offering to the holders of our common stock upon the distribution of rights and to the holders of the rights upon their exercise.

   This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis.

   This summary is limited to our shareholders who have held our common stock, and will hold the rights and any shares acquired upon the exercise of rights, as "capital assets" within the meaning of section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to holders who are subject to special rules (such as banks and other financial institutions, broker-dealers, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt organizations and non-U.S. individuals or entities). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. government that may be applicable to a particular holder.

   Holders are urged to consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of this offering, as well as the tax consequences under state, local, non-U.S. and other tax laws and the possible effects of changes in tax laws.

   Distribution of Rights. A holder of our common stock will not recognize taxable income upon distribution of the rights.

   Lapse of the Rights. A holder of the rights that allows the rights to lapse will not recognize any gain or loss upon such lapse, and no adjustment will be made to the basis of the common stock with respect to which the rights are distributed.

   Shareholder Tax Basis of the Rights. Except as provided in the following sentence, the tax basis of the rights received by a holder of our common stock will be zero. If, however, either: (i) the fair market value of the rights on the date the rights are distributed is 15% or more of the fair market value (on the date of distribution) of the shares of the common stock with respect to which the rights are distributed or (ii) the holder properly elects, in the holder's federal income tax return for the taxable year in which the holder receives the rights, to allocate part of the tax basis of such common stock to the rights, then, upon the exercise of the rights, the holder's tax basis in such common stock will be allocated between such common stock and the rights in proportion to the fair market values of each on the date of distribution.

   Exercise of the Rights; Basis and Holding Period of the Common
Stock. Holders of the rights will not recognize any gain or loss upon the exercise of the rights. The tax basis of the shares of our common stock acquired through the exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's tax basis in the rights, if any. The holding period for the shares acquired through the exercise of the rights will begin on the date the rights are exercised.

                              PLAN OF DISTRIBUTION

   We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation or exercise of subscription privileges in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

   We will pay the fees and expenses of Equiserve Trust Company, N.A., as subscription agent, and Mackenzie Partners, Inc., as information agent, and also have agreed to indemnify the subscription agent and the information agent from any liability they may incur in connection with this rights offering.

   On or about      , 2000, we will distribute the rights and copies of this
prospectus to the holder of record of our common stock on the record date. If you wish to exercise your rights and subscribe for newly-issued shares of our common stock, you should follow the procedures described under "The Rights Offering--Procedures to Exercise Rights." The subscription rights are non-transferable.

   Shares of Dynatech common stock received through the exercise of subscription rights will be traded on the over-the-counter market under the symbol "DYNA" as our currently outstanding shares of common stock now trade.

                                 LEGAL MATTERS

   The validity of the issuance of the securities offered hereby will be passed upon for us by Debevoise & Plimpton, New York, New York. Debevoise & Plimpton also acts and may hereafter act as counsel to Clayton, Dubilier & Rice, Inc. and its affiliates and to Dynatech and its affiliates. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a director of Dynatech and a shareholder of the managing general partners of the general partners of Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, our controlling shareholders.

                                    EXPERTS

   The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Dynatech for the fiscal year ended March 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                MATERIAL CHANGES

Merger with WWG

   On         , 2000, we merged with WWG, a leading designer and manufacturer of a comprehensive range of communications test equipment and systems. We acquired WWG to grow our communications test equipment and services business, which, prior to the merger, was conducted solely by our TTC subsidiary. Management believes that our combined TTC-WWG business is the world's second largest (by sales) provider of communications test equipment and systems and related services.

   In connection with the WWG merger and the concurrent establishment of our new credit facility (discussed below), we incurred approximately $50 million of transaction related fees and expenses, including $6 million payable to Clayton, Dubilier & Rice, Inc., an investment firm that directs the management of Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, our controlling shareholders.

Equity Financing in connection with the WWG Merger

   To finance the WWG merger, we were required to raise substantial debt and equity financing in a short amount of time. As a result, we entered into a new credit facility with a syndicate of lenders. Our new credit facility provides for borrowings of up to $860 million, as opposed to the $370 million provided for by our previous credit facility. In addition, in order to obtain such debt financing, concurrently with the merger we sold 12.5 million and 30.625 million newly-issued but unregistered shares of our common stock to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, respectively, for $4.00 per share. Our sale of unregistered common stock to the Clayton, Dubilier & Rice funds allowed us to raise the cash equity we needed within the time frame required to consummate the WWG merger and to obtain our new credit facility.

Debt Financing in connection with the WWG Merger

   In connection with the WWG merger, Dynatech LLC, our wholly owned subsidiary, and certain of our German subsidiaries established a new senior secured credit facility with a syndicate of financial institutions. Morgan Guaranty Trust Company of New York is the administrative agent of the new facility, Credit Suisse First Boston is the syndication agent, and The Chase Manhattan Bank and Bankers Trust Company are co-documentation agents. Our new senior credit agreement, which established our new credit facility, provides for senior secured credit facilities in an aggregate principal amount of up to approximately $860 million, consisting of (1) a revolving credit facility available to Dynatech LLC in U.S. dollars or euros, in an aggregate principal amount of up to $175 million, (2) a Tranche A term loan of $75 million to Dynatech LLC with a six year amortization, (3) a Tranche B term loan of $510 million to Dynatech LLC with a seven and one-half year amortization and (4) German term loans from certain German banks in an aggregate amount equal to
(Euro)103 million to our German subsidiaries with six year amortizations. The new credit facility also provides for the issuance of a letter of credit that the German banks may draw upon in the event of the failure of our German subsidiaries to make payments on the (Euro)103 million loans, and our German subsidiaries are required to reimburse the letter of credit issuer for any such issuances. The amount of the letter of credit also may be fully drawn under certain circumstances, and in such event the amount of the draw shall convert into term loans to our German subsidiaries with similar amortization to the German term loans.

   Amortization. The Tranche A term loan will be amortized in four quarterly installments of $750,000 commencing on June 30, 2000, four quarterly installments of $2.0 million commencing on June 30, 2001, four quarterly installments of $3.75 million commencing on June 30, 2002, four quarterly installments of $7.5 million commencing on June 30, 2003, four quarterly installments of $2.5 million commencing on June 30, 2004 and four quarterly installments of $2.25 million commencing on June 30, 2005. The Tranche B term loan will be amortized in 24 quarterly installments of $2.0 million, commencing on June 30, 2000, four quarterly installments of $77.5 million commencing on June 30, 2006, and two quarterly installments of $76.0 million commencing on June 30, 2007. The German term loans will be amortized in four quarterly installments of (Euro)500,000 commencing on June 30, 2000, twelve quarterly installments of (Euro)750,000 million commencing on June 30, 2001, four quarterly installments of (Euro)7.25 million commencing on June 30, 2004, three quarterly installments of (Euro)15.0 million commencing on June 30, 2005 and one quarterly installments of (Euro)2.5 million on March 31, 2006.

   Use of Facility. We used the term loans to refinance certain existing indebtedness and as part of the financing for the WWG merger. Our revolving credit facility is available to us from time to time for potential acquisitions and other general corporate purposes.

   Guarantee; Security. The obligations of Dynatech LLC under our revolving credit facility and the Tranche A and Tranche B term loans and the reimbursement obligations of our German subsidiaries under the letter of credit relating to the German term loan is guaranteed by each active direct or indirect U.S. subsidiary of Dynatech LLC and by Dynatech Corporation. The obligations under our new credit facility are secured by a pledge of our equity interest in Dynatech LLC, by substantially all of the assets of Dynatech LLC and each active direct or indirect U.S. subsidiary of Dynatech LLC, and by a pledge of the capital stock of each such direct or indirect U.S. subsidiary, and 65% of the capital stock of each subsidiary of Dynatech LLC that acts as a holding company of Dynatech LLC's foreign subsidiaries.

   Interest. The term loans and loans under our revolving credit facility bear interest at floating rates based upon the interest rate option we elect.

   Prepayments. Our new credit facility generally permits voluntary prepayment of loans thereunder without premium or penalty, subject to certain limitations. Mandatory prepayments are required to be made from (a) 100% of net proceeds from certain asset sales, casualty insurance and condemnation awards or other similar recoveries; (b) 100% of the net proceeds from the issuance of indebtedness by us, other than as permitted by our new credit facility; and (c) 50% of annual excess cash flow for each fiscal year in which the ratio of our debt on the last day of such fiscal year to our EBITDA for such fiscal year is greater than or equal to 4.0 to 1.0.

   Covenants and Events of Default. Our new credit facility contains covenants that, among other things, restrict our ability to dispose of assets, incur additional debt, guarantee obligations or contingent liabilities, repay our 9 3/4% Senior Subordinated Notes due 2008, pay dividends, create liens on assets, make investments, loans or advances, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with affiliates. Our new credit facility contains customary events of default.

   As a result of the WWG merger and the concurrent establishment of our new credit facility, our outstanding indebtedness is approximately $994 million, consisting of $275 million of our 9 3/4% Senior Subordinated Notes due 2008, $685 million of term loans outstanding under our new credit facility and approximately $34 million of other debt.

   Going forward, our principal sources of liquidity are expected to be cash flow from our operations and borrowings under our revolving credit facility. The amount under our revolving credit facility that remained available as of
  , 2000 was $175 million. We anticipate that the principal uses of our liquidity will be to provide working capital, meet debt service requirements and to finance capital expenditures and our business and growth strategy. Our revolving credit facility will also be available for the issuance of letters of credit.


Strategic Acquisitions

   WPI Husky Computer, Inc., WPI Husky Computers Limited, WPI Oyster Termiflex Limited. On February 24, 2000, we acquired, through one of our subsidiaries, certain assets and liabilities of subsidiaries of WPI, Inc. (the "WPI Businesses"). The total purchase price for the WPI Businesses was approximately $35 million. Based in the United Kingdom, the WPI Businesses manufacture rugged mobile computer products similar to those sold by our Itronix subsidiary. The products are used by field-service personnel in a variety of applications, including meter reading, stock control, shipping and transport logistics and systems/equipment maintenance. The WPI Businesses have extensive distribution networks in Europe, Africa and Asia, and our management expects them to add to the geographic sales reach of our Itronix subsidiary, which sells primarily in the United States.

   ICS Advent UK. On January 4, 2000, we purchased the remaining outstanding stock of ICS Advent (Europe) Ltd. ("ICSUK"). We previously owned 25% of ICSUK. ICSUK is primarily a distributor of mission-critical computer systems to the defense, factory-automation, data and telecommunications markets within Europe as well as a distributor of rack-mounted computers supplied by our ICS Advent subsidiary.

   Applied Digital Access, Inc. On November 1, 1999, through one of our subsidiaries, we acquired all of the outstanding capital stock of Applied Digital Access, Inc. ("ADA") for approximately $81 million. ADA, which is headquartered in San Diego, California, is a provider of network performance management products that include systems, software and services used to manage the quality, performance, availability and reliability of telecommunications service providers' networks.

   Sierra Design Labs. On September 10, 1999, through one of our subsidiaries we purchased Sierra Design Labs ("Sierra") for approximately $6 million. Sierra designs, manufactures and markets uncompressed, real-time videodisk recorders and is included in our visual communications business.

Whistler Litigation

   On June 27, 1996, Cincinnati Microwave, Inc. ("CMI") filed an action in the United States District Court for the Southern District of Ohio against us and Whistler Corporation of Massachusetts ("Whistler"), alleging willful infringement of CMI's patent for a mute function in radar detectors. In 1994, we sold our radar detector business to Whistler. We, along with Whistler, have asserted in response that we have not infringed CMI's patent, and that, in any event, the patent is invalid and unenforceable. We obtained an opinion of counsel from Bromberg & Sunstein LLP in connection with the manufacture and sale of our Whistler series radar detectors and will be offering the opinion, among other things, as evidence that any alleged infringement was not willful. On March 24, 1998, CMI, together with its co-plaintiff and patent assignee Escort, Inc., moved for summary judgment. We, along with Whistler, opposed the motion for summary judgment and filed our own motions for summary judgment. Discovery in this matter closed on June 20, 1998. On May 27, 1999 Whistler filed a Chapter 11 bankruptcy case in the United States Bankruptcy Court for the District of Massachusetts. Pursuant to that filing, CMI sold its mute feature patent (and other assets) to Escort Acquisition Corp. However, CMI retained the right to pursue past damages from us.

   On February 18, 2000, the United States Magistrate issued a Report and Recommendation recommending that half of the claims asserted by CMI be resolved in our favor, and that the remaining claims proceed to trial. The parties filed various objections to the Report and Recommendation and the district court judge has not yet ruled on those objections. A hearing on the parties' dispositive motions was held in May 1999. The trial of CMI's claims is currently scheduled to be held in August 2000, and we intend to defend the lawsuit vigorously. We do not believe that the outcome of this litigation is likely to have a material adverse effect on our financial condition, results of operations or liquidity.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
   You should rely only on the information contained in this prospectus and the information to which we have referred you. We have not authorized anyone else to provide you with information different from the information contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. Also, you should not assume that there has been no change in the affairs of Dynatech Corporation since the date of this prospectus.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   1

FORWARD-LOOKING STATEMENTS.................................................  15

RISK FACTORS...............................................................  16

THE RIGHTS OFFERING........................................................  24

USE OF PROCEEDS............................................................  31

DETERMINATION OF SUBSCRIPTION PRICE........................................  31

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY............................  31

CAPITALIZATION.............................................................  32

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS............  33

CERTAIN FEDERAL INCOME TAX CONSEQUENCES....................................  44

PLAN OF DISTRIBUTION.......................................................  45

LEGAL MATTERS..............................................................  45

EXPERTS....................................................................  45

MATERIAL CHANGES...........................................................  46

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              Rights to Subscribe

                                       to

                                4,983,048 Shares

                               ----------------

                                [Logo DYNATECH]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------


                                        , 2000

                         Preliminary Prospectus, dated
                                 April 24, 2000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

   SEC Registration Fee................................................ $ 5,280
   Subscription Agent Fee.............................................. [      ]
   Printing and Engraving Costs........................................ [      ]
   Legal Fees and Expenses............................................. [      ]
   Accounting Fees and Expenses........................................ [      ]
   Miscellaneous....................................................... [      ]
                                                                        -------
     Total............................................................. $
                                                                        =======

Item 15. Indemnification of Directors and Officers

   Dynatech Corporation ("Dynatech") is incorporated under the laws of the State of Delaware. Section 145 of the Delaware Corporation Law, as amended, and Subsection (e) of Article Sixth of Dynatech's Certificate of Incorporation provides for the indemnification, except in certain circumstances set forth below, of officers, directors, employees and agents of Dynatech for certain expenses incurred in connection with any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, and for the purchase and maintenance of insurance by Dynatech on behalf of officers, directors, employees and agents of Dynatech and its subsidiaries against any liability asserted against, and incurred by, any such officer, director, employee or agent in such capacity. Set forth below is the text of Section 145 and the text of Subsection (e) of Article Sixth of Dynatech's Certificate of Incorporation.

   Section 145 of the Delaware Corporation Law, as amended, provides as follows:

     "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.--(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if this person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which this person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the shareholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to the "corporation' shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises' shall include employee benefit plans; references to "fines' shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation' shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation' as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorney's fees)."

   Subsection (e) of Article Sixth of the Amended and Restated Certificate of Incorporation of Dynatech provides as follows:

     "(e) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under
  Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit."

   As permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended, Dynatech has purchased and maintains insurance providing for reimbursement to elected directors and officers of Dynatech and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

Item 16. List of Exhibits

  3.1 Amended and Restated Certificate of Incorporation of Dynatech
      Corporation. Incorporated by reference to the relevant exhibit to Dynatech's Proxy Statement for the Annual Meeting of Stockholders (File
      No. 001-12657) filed with the Securities and Exchange Commission on July
      27, 1999 (the "Dynatech Proxy Statement").

  3.2 Amended and Restated By-Laws of Dynatech Corporation Incorporated by reference to the relevant exhibit to the Dynatech Proxy Statement.

  4.1 Form of Subscription Warrant to Subscribe for Shares of Dynatech
      Corporation Common Stock.*

  5.1 Opinion of Debevoise & Plimpton.*

 23.1 Consent of PricewaterhouseCoopers LLP.

 23.4 Consent of Debevoise & Plimpton. Included in Exhibit 5.1 hereto.*

 24.1 Powers of Attorney.

 99.1 Form of Subscription Agent Agreement between Dynatech Corporation and
      Equiserve Trust Company, N.A.*

99.2  Form of Information Agent Agreement between Dynatech Corporation and Mackenzie Partners Inc.*

99.3  Form of Instructions as to Use of Subscription Warrant.*

99.4  Form of Notice of Guaranteed Delivery.*

99.5  Form of Letter to Stockholders of Record.*

99.6  Form of Letter from Brokers or Other Nominees to Beneficial Owners of Common Stock.*

99.7  Form of Instructions by Beneficial Owners to Brokers or Other Nominees.*

99.8  Form of Announcement of Filing Registration Statement.*

99.9  Form of Letter to Dealers and Other Nominees.*

--------
* To be filed by amendment.

Undertakings

   The undersigned registrant hereby undertakes:

     (a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (b) to supplement the prospectus and, after the expiration of the subscription period, to set forth the results of the subscription offer;

     (c) insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue;

     (d) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (e) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, Dynatech Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, on the 24th day of April, 2000.

                                          Dynatech Corporation

                                                             *
                                          By: _________________________________
                                             Name: Ned C. Lautenbach
                                             Title:  Chairman, President and
                                                   Chief Executive Officer

   Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   Chairman, President and         April 24, 2000
____________________________________ Chief Executive Officer
         Ned C. Lautenbach



                 *                   Director, Corporate Vice        April 24, 2000
____________________________________ President, Chief Financial
           Allan M. Kline            Officer and Treasurer


                 *                   Director, Corporate Vice        April 24, 2000
____________________________________ President
           John R. Peeler


                 *                   Director                        April 24, 2000
____________________________________
        Joseph L. Rice, III


                 *                   Director                        April 24, 2000
____________________________________
           Brian D. Finn


                 *                   Director                        April 24, 2000
____________________________________
           Marvin L. Mann

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   Director                        April 24, 2000
____________________________________
           Brian H. Rowe



                 *                   Director                        April 24, 2000
____________________________________
          William O. McCoy


                 *                   Director                        April 24, 2000
____________________________________
          Peter M. Wagner


                 *                   Director                        April 24, 2000
____________________________________
          Victor A. Pelson


                 *                   Director                        April 24, 2000
____________________________________
         Richard J. Schnall

  /s/ Mark V.B. Tremallo
By: ___________________________
  Mark V.B. Tremallo
  Attorney-in-fact